UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
Maravai LifeSciences Holdings, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Fellow Shareholders,

We are pleased to invite you to attend the 2023 Annual Meeting of Shareholders of Maravai LifeSciences Holdings, Inc. (“Maravai” or the “Company”) to be held on Thursday, May 18, 2023, at 2:30 p.m. Pacific Time. As we did last year, this year’s Annual Meeting will be conducted virtually, via live audio webcast, making it easy for our shareholders to participate from any location around the world. You will be able to attend the meeting online and submit questions during the meeting by registering prior to the meeting at www.proxydocs.com/MRVI using your unique control number included on your proxy card or on the voting instruction form you received from your bank or broker. Upon completion of such registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting online.

The accompanying notice of meeting and proxy statement provide information about the matters we will ask you to consider at the Annual Meeting, which are:

1.

to elect three nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating, Governance and Risk Committee of the Board of Directors of Maravai (the “Board”);

2.	to ratify the appointment of Ernst & Young LLP as Maravai’s independent registered public accounting firm for the year ending December 31, 2023;

3.	to approve, on a non-binding advisory basis, the compensation of Maravai’s named executive officers, as disclosed in the accompanying proxy statement; and

4.	to transact other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The Board has set a record date of March 21, 2023 for the Annual Meeting. Only shareholders that owned Maravai Class A common stock or Class B common stock at the close of business on that date are entitled to notice of, and may vote at, the meeting or any postponement or adjournment of the meeting. A list of Maravai’s shareholders of record will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 18, 2023, at our corporate headquarters located at 10770 Wateridge Circle Suite 200, San Diego, California 92121, and on the date of the meeting, on the virtual platform for the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. You may vote your shares over the Internet, by telephone, or by mail by following the instructions on the proxy card or voting instruction form you receive. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend online.

Sincerely,

Carl Hull

Interim Chief Executive Officer and Executive Chairman of the Board

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

The 2023 annual meeting of shareholders of Maravai LifeSciences Holdings, Inc. will be held virtually (please visit www.proxydocs.com/MRVI for virtual meeting registration details) on Thursday, May 18, 2023, at 2:30 p.m. Pacific Time for the following purposes:

1.	to elect Anat Ashkenazi, Gregory T. Lucier and Luke Marker to serve as Class III directors, as recommended by the Nominating, Governance and Risk Committee of the Board;

2.	to ratify the appointment of Ernst & Young LLP as Maravai’s independent registered public accounting firm for the year ending December 31, 2023;

3.	to approve, on a non-binding advisory basis, the compensation of Maravai’s named executive officers, as disclosed in the accompanying proxy statement; and

4.	to transact other business as may properly come before the meeting or any postponement or adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 18, 2023, at 10770 Wateridge Circle Suite 200, San Diego, California 92121, and on the date of the meeting, on the virtual platform for the Annual Meeting.

The proxy statement is first being delivered to the Company’s shareholders as of the record date on or about April 20, 2023.

By Order of the Board of Directors

Kurt Oreshack

General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 18, 2023: The notice of meeting, the proxy statement and our 2022 annual report are available free of charge at www.proxydocs.com/MRVI.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

The Board is soliciting your proxy to vote at our 2023 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our Class A common stock or Class B common stock as of the record date, March 21, 2023 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Maravai.

Householding. The Securities and Exchange Commission’s (“SEC”) rules permit us to send a single set of proxy materials to shareholders with multiple accounts registered with the same tax identification number or which share the same last name and household mailing address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. This procedure is referred to as “householding”. Each registered shareholder will, however, continue to receive separate proxy cards. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, you may write or call us at the following address or phone number, and we will promptly deliver them.

Maravai LifeSciences Holdings, Inc.

10770 Wateridge Circle Suite 200

San Diego, California 92121

c/o General Counsel and Secretary

Phone: (858) 988-5919

A number of banks and brokers have also instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials instead of a combined mailing. If you are a beneficial shareholder and hold your shares in “street name,” please contact your bank or broker.

Q: Who will be entitled to vote?

Shareholders who own shares of our Class A common stock or Class B common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, Maravai had approximately 131,788,743 shares of Class A common stock and 119,094,026 shares of Class B common stock outstanding. Holders of shares of Class A common stock and holders of shares of Class B common stock are each entitled to one vote per share, voting together as a single class on all matters to be considered at the Annual Meeting. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on:

1.	the election of Anat Ashkenazi, Gregory T. Lucier and Luke Marker as Class III directors to serve on the Board until the 2026 Annual Meeting and until their successors are duly elected and qualified;

2.	the ratification of the appointment of Ernst & Young LLP as Maravai’s independent registered public accounting firm for the year ending December 31, 2023;

3.	the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and

4.	any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of Anat Ashkenazi, Gregory T. Lucier and Luke Marker as Class III directors;

2.	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023; and

3.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

Q: How do I cast my vote?

Registered Shareholders. If you hold shares registered with our transfer agent in your own name, you are a registered shareholder. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible to ensure your representation at the Annual Meeting. You may still attend the Annual Meeting and vote your shares electronically during the Annual Meeting even if you have already voted by another method.

You can vote by proxy before the Annual Meeting in the following ways:

1.	over the Internet at www.proxydocs.com/MRVI;

2.	by phone by calling 1-866-437-3716; or

3.	by completing, signing and returning a proxy card.

Proxies submitted over the Internet or by telephone or mail must be received prior to the commencement of the Annual Meeting at 2:30 p.m. Pacific Time on May 18, 2023.

To vote during the virtual Annual Meeting, you must register in advance of the meeting at www.proxydocs.com/MRVI. You will need your unique control number included on your proxy card. Upon completing your registration, you will receive further instructions via email, including information about your unique link that will allow you to access the Annual Meeting and to vote during the Annual Meeting. Please be sure to follow the subsequent instructions that will be delivered to you via email. Only one person will be able to log in with that unique control number at any time.

Beneficial Shareholders. If you hold your shares through a bank, broker, trustee or other nominee in “street” name, you are a beneficial shareholder, and you will receive a voting instruction form from your broker, bank or other nominee seeking instructions from you on how to vote the shares you hold as a beneficial shareholder. To vote during the meeting, you must first obtain a legal proxy from your bank, broker or other nominee and deliver that legal proxy to our Corporate Secretary sufficiently in advance of the Annual Meeting, as well as follow the instructions you receive via email after registering to attend the Annual Meeting online.

Q: Can I access the proxy materials electronically?

Yes. Your proxy card or voting instruction form will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxydocs.com/MRVI.

Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q: How may I change or revoke my proxy?

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise at the Annual Meeting by:

1.	delivering written notice of revocation to our Corporate Secretary at 10770 Wateridge Circle Suite 200, San Diego, California 92121;

2.	voting electronically during the Annual Meeting; or

3.	submitting another later dated proxy (including a proxy over the Internet, by telephone or by mail which is received prior to the commencement of the Annual Meeting).

Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their vote.

Q: How can I attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting.

If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by registering in advance of the meeting at www.proxydocs.com/MRVI using your unique control number included on your proxy card that accompanies your proxy materials. Upon completing your registration, you will receive further instructions via email, including information about your unique link that will allow you to attend the Annual Meeting and to vote and submit questions during the Annual Meeting.

If you are a beneficial shareholder holding your shares through a bank, broker or other nominee in “street name” as of the Record Date, you may gain access to the meeting by registering in advance at www.proxydocs.com/MRVI using the control number found on the voting instruction card provided by your broker, bank or other nominee. In order to vote your shares electronically at the Annual Meeting, you will first need to obtain a valid legal proxy from your bank, broker or other nominee reflecting the number of shares of our Class A common stock or Class B common stock you held as of the close of business on the Record Date and deliver that legal proxy to our Corporate Secretary sufficiently in advance of the Annual Meeting, as well as follow the instructions you receive via email.

Online access to the audio webcast of the Annual Meeting will begin at approximately 2:15 p.m. Pacific Time on May 18, 2023, pursuant to the unique access instructions you receive following your advance registration at www.proxydocs.com/MRVI. If you have questions during the live audio webcast of the Annual Meeting, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition.

Only shareholders as of the Record Date that have registered to attend the meeting may listen to the Annual Meeting and ask questions at the meeting.

An audio replay of the Annual Meeting will be available at https://investors.maravai.com shortly after the completion of the meeting.

Q: What if I run into technical issues while trying to access the Annual Meeting?

The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the meeting. Each participant that has registered to attend the meeting will receive a reminder email at approximately 2:00 p.m. Pacific Time on the day of the meeting, which is one hour prior to the meeting start time. The reminder email will include an FAQ link where you will find contact information for the Mediant Help Desk. The Mediant Help Desk will be available starting at 2:00 p.m. Pacific Time until the end of the meeting.

Q: Why is the Annual Meeting virtual only?

We successfully held a virtual only annual meeting in 2022 and believe that this meeting format provides ease of access, real-time communication, and cost savings for our shareholders and our company. Hosting a virtual meeting makes it easy for our shareholders to attend and participate in the Annual Meeting from any location around the world and provides those of our shareholders who would otherwise not be able to attend the Annual Meeting the opportunity to do so.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 - ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of “FOR” votes cast at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Votes that are “WITHHELD” with respect to one or more nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees because directors are elected by a plurality of the votes cast the Annual Meeting.

If you are a beneficial shareholder, your bank or broker is not permitted to vote your shares on this proposal if voting instruction are not received from you (this is commonly referred to as a “broker” non-vote”). Broker non-votes are not considered votes cast and, therefore, will not impact the election of the nominees.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

The affirmative vote of a majority of the voting power of the shares of our common stock present or represented by proxy at the meeting and entitled to vote thereon is required to approve the ratification of Ernst & Young LLP as our independent registered accounting firm. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a vote against this proposal. Since this is a “routine” matter (as described below), we do not expect there will be any broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The affirmative vote of a majority of the voting power of the shares of our common stock present or represented by proxy at the meeting and entitled to vote thereon is required to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (commonly known as a “say-on-pay” proposal). Abstentions will be counted as present and entitled to vote and therefore will have the same effect as a vote against this proposal. The say-on-pay proposal is not considered a “routine” matter, and therefore, if you are a beneficial (or “street name”) holder and your bank, broker or other nominee does not receive instructions from you, they may not vote your shares on your behalf (a broker non-vote). Broker non-votes are not considered entitled to vote on this proposal and, therefore, will have no effect on the approval of this proposal.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2024 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Maravai’s proxy statement and form of proxy for Maravai’s annual meeting of shareholders to be held in 2024 must be received by Maravai’s General Counsel and Secretary at our principal executive offices at 10770 Wateridge Circle Suite 200, San Diego, California 92121 no later than the close of business on December 21, 2023. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2024 (but not include it in Maravai’s proxy materials) must provide written notice of such proposal to the General Counsel and Secretary at Maravai’s principal executive offices no later than the close of business on February 18, 2024 and not earlier than the close of business on January 19, 2024, assuming Maravai does not change the date of the 2024 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2023 Annual Meeting. If so, Maravai will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Maravai’s Amended and Restated Bylaws (“Bylaws”) and be submitted in writing to the Secretary at Maravai’s principal executive offices. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than Maravai’s nominees, must also provide written notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than March 19, 2024.

Q: If I am a beneficial shareholder and hold my shares in “street name,” how will my shares be voted if I don’t provide voting instructions?

Current New York Stock Exchange rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. If you are a beneficial shareholder and own shares in “street name” through a broker, bank, or other nominee, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal 2) is considered a “routine” matter on which your broker may use its discretion to vote your shares without your instructions. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are not routine proposals; therefore, your broker will be unable to vote your shares on these proposals if you do not instruct your broker how to vote, which is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the votes on the election of directors or the advisory vote on executive compensation.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Structure and Composition

Our business and affairs are managed under the direction of the Board, which is currently composed of eleven directors. Our certificate of incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of the Board. Our Certificate also provides that the Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of March 21, 2023, and other information for each member of the Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Anat Ashkenazi	III	50	Director	2020	2023	2026
Gregory T. Lucier	III	58	Director	2020	2023	2026
Luke Marker	III	38	Director	2020	2023	2026
Benjamin Daverman	I	45	Director	2020	2024
Susannah Gray	I	62	Director	2020	2024
Carl Hull	I	65	Interim Chief Executive Officer and Executive Chairman of the Board	2020	2024
Constantine Mihas	I	56	Director	2020	2024
Sean Cunningham	II	47	Director	2020	2025
Robert B. Hance	II	63	Director	2020	2025
Jessica Hopfield, Ph.D.	II	58	Director	2020	2025
Murali K. Prahalad, Ph.D.	II	51	Director	2020	2025

We believe that in order for the Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry.

The Nominating, Governance and Risk Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and its Corporate Governance Guidelines, which specify, among other things, that the Nominating, Governance and Risk Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating, Governance and Risk Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Nominating, Governance and Risk Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While it has not established a separate formal policy on diversity, when considering the selection of director nominees, the Nominating, Governance and Risk Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. The Nominating, Governance and Risk Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Nominating, Governance and Risk Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics and its Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to the Board’s ability to exercise its oversight function for Maravai and its shareholders, and guide the long-term sustainable, dependable performance of Maravai.

Subject to any earlier resignation or removal in accordance with the terms of our Certificate, Bylaws or the Director Nomination Agreement (as defined and discussed below) with Maravai Life Sciences Holdings, LLC (“MLSH 1”), Maravai Life Sciences Holdings 2, LLC (“MLSH 2”), GTCR Fund XI/C LP, GTCR Fund XI/B LP, GTCR Co-Invest XI LP, GTCR Partners XI/A&C LP, GTCR Partners XI/B LP and GTCR Investment XI LLC (collectively, “GTCR”), our Class I directors will serve until the 2024 annual meeting of our shareholders, our Class II directors will serve until the 2025 annual meeting of our shareholders, and our Class III directors will be elected at this Annual Meeting to serve until the 2026 annual meeting of our shareholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as GTCR beneficially owns 40% or more, in the aggregate, of the total number of shares of our common stock then outstanding (“Voting Stock”). If GTCR no longer beneficially owns in the aggregate (directly or indirectly) 40% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon.

Director Nomination Agreement

In connection with our initial public offering (our “IPO”), we entered into a director nomination agreement (as further amended and restated, the “Director Nomination Agreement”) with GTCR. The Director Nomination Agreement provides GTCR the right to nominate to the Board a number of designees equal to at least: (i) 100% of the total number of directors comprising the Board, so long as GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 40% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO, (ii) 40% of the total number of directors, in the event that GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 30% but less than 40% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO, (iii) 30% of the total number of directors, in the event that

GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 20% but less than 30% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO, (iv) 20% of the total number of directors, in the event that GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 10% but less than 20% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO and (v) one director, in the event that GTCR beneficially owns shares of Class A common stock and Class B common stock representing at least 5% of the total amount of shares of Class A common stock and Class B common stock it owned as of the date of the IPO. In each case, GTCR’s nominees must comply with applicable law and satisfy any applicable stock exchange rules. In addition, GTCR shall be entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term, regardless of GTCR’s beneficial ownership at that time. GTCR shall also have the right to have its designees participate on committees of the Board proportionate to its voting power, subject to compliance with applicable law and stock exchange rules regarding the independence of such committees. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of the Board without the prior written consent of GTCR. The Director Nomination Agreement will automatically terminate at such time as GTCR beneficially owns less than 5% of the shares of Class A and Class B common stock it beneficially owned as of the date of the IPO.

The members of the Board nominated by GTCR pursuant to the Director Nomination Agreement are Sean Cunningham, Benjamin Daverman, Luke Marker and Constantine Mihas.

Shareholder Recommendations for Director Nominees

Subject to the rights of GTCR under the Director Nomination Agreement, the Nominating, Governance and Risk Committee will evaluate candidates for director recommended by our shareholders using the same criteria and process outlined in our Corporate Governance Guidelines. Shareholders who wish to identify director candidates for consideration by the Nominating and Corporate Governance Committee may write to 10770 Wateridge Circle Suite 200, San Diego, California 92121, Attn: General Counsel and Secretary, and any candidates so identified will be forwarded to the Chairman of the Nominating, Governance and Risk Committee for consideration.

Shareholders may also nominate directors for membership on the Board. For the annual meeting of our shareholders to be held in 2024, nominations may be submitted to 10770 Wateridge Circle Suite 200, San Diego, California 92121, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Chair of the Nominating, Governance and Risk Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 18, 2024 and not earlier than the close of business on January 19, 2024. Recommendations must also include certain other procedural requirements as specified in our Bylaws. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also provide written notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2024.

When filling a vacancy on the Board, the Nominating, Governance and Risk Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating, Governance and Risk Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating, Governance and Risk Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

Based upon the recommendation of the Nominating, Governance and Risk Committee, the Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Anat Ashkenazi	III	50	Director	2020	2023	2026
Gregory T. Lucier	III	58	Director	2020	2023	2026
Luke Marker	III	38	Director	2020	2023	2026

*	Age as of March 21, 2023.

Each nominee was included in the slate of nominees recommended for re-election pursuant to the terms of the Director Nomination Agreement. Each nominee has consented to stand for re-election and has agreed to serve if elected. We currently have no reason to believe that any of the nominees would be unable or unwilling to serve if elected. However, if before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the vacancy.

The Board Recommends that you vote “FOR” each of the director nominees.

Proxies solicited on behalf of the Board will be voted “FOR” the re-election of each of the three nominees, unless your proxy card is marked otherwise (if you are a registered shareholder) or you have provided a different instruction to your bank or broker (if you are a beneficial or “street name” shareholder).

Director Nominees to Serve for a Three-Year Term Expiring at the 2026 Annual Meeting.

Anat Ashkenazi has served on the Board and its Audit Committee since our IPO in November 2020, and as Chair of the Board’s Compensation and Leadership Development Committee since October 2022. Ms. Ashkenazi is currently the Chief Financial Officer of Eli Lilly and Company, a pharmaceutical company, where she has worked for over 20 years. Ms. Ashkenazi joined Eli Lilly in 2001 and has had a diverse career spanning financial, strategy and operations roles. Prior to her current position, Ms. Ashkenazi held roles as the Senior Vice President of Finance of Eli Lilly and as chief financial officer for a number of global divisions within Eli Lilly, including Oncology, Diabetes, Global Manufacturing & Quality and Research & Development. Ms. Ashkenazi holds an MBA from Tel Aviv University and a BA in Economics & Business Administration from the Hebrew University. We determined that Ms. Ashkenazi’s extensive executive experience in the pharmaceutical industry, as well as her financial expertise, qualify her to serve as a director on the Board of Directors.

Gregory T. Lucier has served on the Board since our IPO in November 2020 and has served as a member of MLSH 1’s board since January 2020. Mr. Lucier, a 25-year veteran of the healthcare industry, served as the Chief Executive Officer of Corza Health, Inc. (“Corza Health”), a life sciences company, from April 2019 until January 2021, and has served as Corza Health’s Executive Chairman since February 2021. Prior to Corza Health, Mr. Lucier was Chief Executive Officer of NuVasive, Inc. (“NuVasive”) from June 2015 to November 2018, and served as Chairman of the Board for NuVasive from March 2015 until May 2021. NuVasive is an innovative medical device company specializing in minimally invasive spine surgery. Prior to NuVasive, from 2003 to 2014, Mr. Lucier served as Chair and CEO of Life Technologies, Inc. (“Life Technologies”). Mr. Lucier’s early career included roles as a corporate officer of General Electric Company and as an executive at GE Medical Systems Information Technologies, Inc., a healthcare company. Mr. Lucier serves as a director of Catalent, a global pharmaceutical products manufacturer, Dentsply Sirona Inc., a global provider of professional dental products and technologies, and PhenomeX Inc. (formerly Berkeley Lights), a life sciences company (“PhenomeX”). He has an MBA from Harvard Business School and a BA in Industrial Engineering from

Pennsylvania State University. We determined Mr. Lucier’s extensive experience in the healthcare and medical device industry, in addition to his experience on multiple public and private boards of directors, qualify him to serve as a director on the Board of Directors.

Luke Marker has served on the Board since our IPO in November 2020 and has served as a member of MLSH 1’s board since 2016. Mr. Marker joined GTCR in 2009 where he is currently a Managing Director. Prior to joining GTCR, he worked in the investment banking division at Lehman Brothers and Barclays Capital. Mr. Marker holds an MBA with distinction from Harvard Business School and a BA in Mathematics and Economics from Kalamazoo College. We determined that Mr. Marker’s directorship experience with similar companies and extensive experience in the healthcare, pharmaceutical and life sciences industries qualify him to serve as a director on the Board of Directors.

Continuing Directors

Carl Hull served as our Chief Executive Officer since he co-founded Maravai from March 2014 until September 2022, when his successor, William E. Martin, III, was appointed as CEO. Mr. Hull was appointed interim CEO in October 2022 when Mr. Martin was placed on a paid leave of absence (see the section entitled “Executive Officers” for information regarding the circumstances of Mr. Hull’s interim appointment), with Mr. Hull continuing to serve as Executive Chairman of the Board. Mr. Hull has served on the Board since November 2020 and has served as a member of MLSH 1’s board since March 2016. Mr. Hull brings 40 years of sales, marketing and general management experience in the diagnostics and life sciences industries. From 2009 to 2012, Mr. Hull was Chief Executive Officer of Gen-Probe Incorporated (“Gen-Probe”), a medical diagnostics company, and served as its Chief Operating Officer from 2007 to 2009. Under Mr. Hull’s leadership, Gen-Probe took full advantage of its core molecular diagnostics and automation strengths and launched several highly innovative products including the PANTHER® molecular diagnostic system and APTIMA® HPV screening assay. During Mr. Hull’s tenure, Gen-Probe extended its recognized leadership position in the most rapidly growing diagnostics market segment and the market capitalization of Gen-Probe doubled, creating nearly $2 billion in value for shareholders and culminating in a successful sale to Hologic, Inc. (“Hologic”) in 2012. Prior to Gen-Probe, Mr. Hull had been in sales, marketing and management positions for Abbott Laboratories, Ventana Medical Systems, Inc. (acquired by Roche Holding AG), Applied Imaging Corp. (now part of Danaher Corporation) and Applied Biosystems Inc. (now part of Thermo Fisher Scientific Inc. (“Thermo Fisher”)), all biomedical technology companies. Mr. Hull holds an MBA from the University of Chicago and a BA in Political Science and International Relations from the Johns Hopkins University. Mr. Hull is a valuable member of the Board due to his experience as our Chief Executive Officer, his executive experience at other biomedical technology companies and his experience as an executive at a publicly traded company.

Sean Cunningham has served on the Board since our IPO in November 2020 and on our Nominating, Governance and Risk Committee since October 2022, and has served as a member of MLSH 1’s board since March 2016. He also serves as a director on the Board of Directors of Sotera Health Company. Mr. Cunningham joined GTCR in 2001 where he is currently a Managing Director and Co-Head of the Healthcare Group. He was previously a consultant with The Boston Consulting Group. Mr. Cunningham holds an MBA from the Wharton School at the University of Pennsylvania as well as a BA and BE in Engineering Sciences from Dartmouth College. We determined that Mr. Cunningham’s directorship experience with similar companies and extensive experience in the healthcare and pharmaceutical industries qualify him to serve as a director on the Board of Directors.

Benjamin Daverman has served on the Board since our IPO in November 2020 and has served as a member MLSH 1’s board since March 2016. Previously, Mr. Daverman served on the Board’s Compensation and Nominating Committee from our IPO in November 2020 until October 2022. Mr. Daverman joined GTCR in 2008 where he is currently a Managing Director and Co-Head of the Healthcare Group. Prior to joining GTCR, he worked as a Venture Capitalist at Alta Partners, a venture capital firm, as well as an Investment Banking

Associate at JMP Securities and an Analyst in the mergers and acquisitions group at J.P. Morgan (formerly Hambrecht & Quist), both investment banking firms. Mr. Daverman holds an MBA from the Wharton School at the University of Pennsylvania and a BA in History from Colgate University. He also holds an MS in Biotechnology from the School of Engineering and Applied Science at the University of Pennsylvania. We determined that Mr. Daverman’s extensive directorship experience with similar companies, and extensive experience in the healthcare, pharmaceutical and life sciences qualify him to serve as a director on the Board of Directors.

Susannah Gray has served on the Board and as the Chair of its Audit Committee since our IPO in November 2020 and has served on the Board’s Compensation and Leadership Development Committee since October 2022. She also serves as a director on the Board of Directors of 4D Molecular Therapeutics and Morphic Therapeutic, both biotech companies. Ms. Gray served as the Chief Financial Officer of Royalty Pharma Management LLC (“Royalty Pharma”), a buyer of pharmaceutical royalties, from January 2005 to December 2018. She was promoted to Executive Vice President of Finance and Strategy in December 2018 and retired from Royalty Pharma in September 2019. Prior to Royalty Pharma, Ms. Gray served as a managing director and senior analyst covering the healthcare sector of CIBC World Markets’ high yield group from 2002 to 2004, and also previously served in similar roles at Merrill Lynch and Chase Securities (predecessor of J.P. Morgan Securities). Ms. Gray holds an MBA from Columbia University and a BA in Social Studies from Wesleyan University. We determined that Ms. Gray’s extensive executive experience in the pharmaceutical industry, as well as her financial expertise, qualify her to serve as a director on the Board of Directors.

Robert B. Hance has served on the Board since our IPO in November 2020 and has served as a member of MLSH 1’s board since 2017. Mr. Hance is a medical device industry veteran with more than 30 years’ experience and has served as the Chief Executive Officer of Regatta Medical, Inc. (“Regatta Medical”), a medical device company, since 2017. Prior to Regatta Medical from 2013 to 2016, Mr. Hance was Chief Executive Officer of Creganna Medical Devices, Inc. (“Creganna Medical”), a leading supplier to the minimally invasive medical device industry. Creganna Medical was sold to TE Connectivity Ltd. in 2016. From 2012 to 2013, Mr. Hance was an Entrepreneur-in-Residence within the FDA at the Center for Devices and Radiological Health. Prior to his FDA experience, Mr. Hance was President of Abbott Vascular, the cardiovascular device division of Abbott Laboratories, a biomedical company. Mr. Hance holds an MBA from Harvard Business School and a BS in Chemical Engineering from the Massachusetts Institute of Technology. We determined Mr. Hance’s extensive expertise in the medical device and life sciences industry qualify him to serve as a director on the Board of Directors.

Jessica Hopfield, Ph.D. has served on the Board and its Audit Committee since our IPO in November 2020, and as Chair of the Board’s Nominating, Governance and Risk Committee since October 2022. Previously, Dr. Hopfield served on the Board’s Compensation and Nominating Committee from our IPO in November 2020 until October 2022. Dr. Hopfield is a scientist and business leader with more than two decades of experience in the medical and healthcare fields. She serves as an independent director on the Board of Directors of Insulet Corporation, a medical device company, PhenomeX (formerly Berkeley Lights), a life sciences company, and Editas Medicine, a biotechnology company. In addition, she is a strategic advisor and investor in start-up healthcare firms. Dr. Hopfield is a former Partner of McKinsey & Company, a global management consulting firm, in its global pharmaceuticals and medical devices practice where she led work in strategy, research and development management, and marketing across pharmaceutical, biotechnology and medical device industries. She also held management positions at Merck Sharp & Dohme Corp., a pharmaceutical company, in clinical development, outcomes research, and marketing. Dr. Hopfield holds a Ph.D. in Biological Sciences from The Rockefeller University, an MBA from Harvard Business School and a BS in Biology from Yale College. We determined that Dr. Hopfield is qualified to serve as a member of the Board because of her extensive experience in the life sciences industry, educational background and service as an independent director to other public companies.

Constantine Mihas has served on the Board since our IPO in November 2020 and our Compensation and Leadership Development Committee since October 2022 and has served as a member MLSH 1’s board since

March 2016. Previously, Mr. Mihas served as Chair of the Board’s Compensation and Nominating Committee from our IPO in November 2020 until October 2022. He also serves as a director on the Board of Directors of Sotera Health Company. Mr. Mihas joined GTCR in 2001 where he is currently Co-CEO and Managing Director. Prior to joining GTCR, Mr. Mihas was Chief Executive Officer and co-founder of Delray Farms, LLC (“Delray Farms”), a specialty food retailer. Prior to Delray Farms, Mr. Mihas was with McKinsey & Company, Inc., a consulting firm. Mr. Mihas holds an MBA with distinction from the Harvard Business School and a BS in Finance and Economics from the University of Illinois, Chicago. We determined that Mr. Mihas’s directorship experience with similar companies, deep business background, and extensive experience in the healthcare, pharmaceutical and life sciences industries qualify him to serve as a director on the Board of Directors.

Murali K. Prahalad, Ph.D. has served on the Board since our IPO in November 2020 and our Nominating, Governance and Risk Committee since October 2022, and has served as a member of MLSH 1’s board since August 2016. Dr. Prahalad has been the President and Chief Executive Officer of Iridia, Inc., a nanotechnology company, since November 2019 and was the President and Chief Executive Officer of Epic Sciences, Inc., a medical diagnostics company, from August 2013 through April 2019. Dr. Prahalad has two decades of experience in the technology and life science industries. From 2007 through 2013, Dr. Prahalad served in multiple roles at Life Technologies, a biotechnology company, including as Vice President of Corporate Strategy. Before Life Technologies, Dr. Prahalad was Vice President of Business Development at Sequenom, Inc., a biotechnology company. Dr. Prahalad received a Ph.D. in biochemistry and molecular pharmacology as well as an MS in medical sciences from Harvard University. He also holds a BS in Cellular and Molecular Biology and Economics from the University of Michigan. We determined Dr. Prahalad’s extensive experience in the technology and life sciences industry, in addition to his medical expertise and experience on boards of directors, qualify him to serve as a director on the Board of Directors.

Board Diversity Matrix

As previously described, the Board believes that diversity of backgrounds and viewpoints, including gender, ethnicity, tenure, skills and qualifications, is a key attribute when considering the selection of director nominees. The table below sets forth the self-identified diversity characteristics of the Board as of March 21, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of March 21, 2023)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			—
Part III: Supplemental Self-Identification
Military Veteran	—	—	—	—
Person with Disability/Disabilities	—	—	—	—
Middle Eastern	1	—	—	—
North African	—	—	—	—

Independence Status

The listing standards of the Nasdaq Global Select Market (“Nasdaq”) require that, subject to specified exceptions, such as those described below under the subsection entitled, “Controlled Company Status,” a majority of the members of the board of directors and each member of a listed company’s audit committee, compensation committee and nominations committee be independent and that audit committee members and compensation committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and the Nasdaq’s listing standards, respectively.

The Board has determined that none of the following directors (nor any of his or her family members) has a relationship with the Company which, in its opinion, would interfere with his or her exercise of independent judgment in carrying out the responsibility of a director of the Company, and therefore, each of Messrs. Hance and Lucier, Ms. Ashkenazi, Ms. Gray and Drs. Hopfield and Prahalad qualify as independent directors in accordance with Nasdaq’s listing standards. In addition, the Board has determined that each of Susannah Gray, Anat Ashkenazi, and Jessica Hopfield, Ph.D. meets the heightened independence requirements for audit committee membership as set forth in Rule 10A-3 under the Exchange Act. In making these determinations, the Board considered the relationships (if any) that each non-employee director (and any of his or her family members) has with the Company and all other facts and circumstances that the Board deemed relevant in determining his or her independence, including beneficial ownership of our common stock.

Controlled Company Status

GTCR controls a majority of our outstanding common stock. As a result, we are a “controlled company.” Under Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance rules, including the requirements that, within one year of the date of the listing of our common stock:

1.	we have a board that is composed of a majority of “independent directors”, as defined under Nasdaq rules;

2.	we have a compensation committee that is composed entirely of independent directors; and

3.	we have a nominations committee that is composed entirely of independent directors.

From time to time, we may rely on this exemption. Although a majority of the Board is currently composed of independent directors, neither our Compensation and Leadership Development Committee, nor the Nominating, Governance and Risk Committee, consists entirely of independent directors. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Board Meetings and Committees

In 2022, the Board held six meetings. Our Audit Committee held eight meetings, and our previously constituted Compensation and Nominating Committee held five meetings prior to the Board separating its duties and responsibilities into two separate committees, the Compensation and Leadership Development Committee and the Nominating, Governance and Risk Committee, in October 2022. Our Compensation and Leadership Development Committee held two meetings, and our Nominating, Governance and Risk Committee held one meeting in 2022. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2022, each director other than Mr. Cunningham attended at least 75% of the meetings of the Board and any of the committees of the Board on which the director served. Six of our then-serving directors attended the 2022 annual meeting of our shareholders.

The Board has an Audit Committee, a Compensation and Leadership Development Committee and a Nominating, Governance and Risk Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Leadership Development Committee	Nominating, Governance and Risk Committee
Carl Hull
Anat Ashkenazi	X	X(Chair)
Sean Cunningham			X
Benjamin Daverman
Susannah Gray	X(Chair)	X
Robert B. Hance
Jessica Hopfield, Ph.D.	X		X(Chair)
Gregory T. Lucier
Luke Marker
Constantine Mihas		X
Murali K. Prahalad, Ph.D.			X

Audit Committee

The Audit Committee is responsible for, among other matters:

1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3.	discussing on a periodic basis, or as appropriate, with management, our policies, programs and controls with respect to risk assessment and risk management;

4.

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.	reviewing our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

6.	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

7.	reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting and any changes thereto;

8.	reviewing the adequacy of our internal control over financial reporting and disclosure controls and procedures;

9.	establishing policies and procedures for the receipt and retention, follow-up and resolution of accounting, internal accounting controls or auditing matters, complaints and concerns;

10.

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

11.	monitoring our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

12.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

13.	investigating any matters received, and reports to the Board periodically, with respect to ethics issues, complaints and associated investigations;
14.	reviewing the Audit Committee charter and the committee’s performance at least annually;

15.	reviewing and overseeing all related party transactions for potential conflict of interest situations and approving all such transactions; and

16.	reviewing and discussing with management our earnings releases and scripts.

The Board has affirmatively determined that each of Dr. Hopfield, Ms. Gray and Ms. Ashkenazi meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. In addition, the Board has determined that each of Ms. Gray and Ms. Ashkenazi qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The written charter for our Audit Committee is available at our corporate website at investors.maravai.com. Our website is not part of, nor incorporated by reference into, this proxy statement.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee is responsible for, among other matters:

1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;

2.	evaluating the performance of our chief executive officer and other executive officers in light of such corporate goals and objectives;

3.

recommending for approval to the Board the amount and form of chief executive officer compensation, taking into account the Board’s annual performance evaluation of the chief executive officer, peer group and other factors deemed most relevant, including the results of the most recent Say on Pay Vote (once available);

4.	reviewing and approving the compensation of our other executive officers;

5.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6.	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

7.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq;

8.	reviewing and establishing our overall management compensation and benefits, philosophy and policy;

9.	overseeing and administering our compensation and similar plans;

10.	reviewing and making recommendations to the Board with respect to director compensation;

11.	reviewing and determining stock ownership guidelines for our chief executive officer and other executive officers, and monitoring compliance with such guidelines;

12.	reviewing and making recommendations to the Board with respect to the frequency of with which the Company will conduct Say-on-Pay votes;

13.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

14.	advising the Board and our chief executive officer on the development, retention and succession of senior management; and

15.	reviewing and monitoring our diversity and inclusion programs, initiatives, objectives and progress, and to provide guidance to the Board on diversity matters.

The Board has adopted a written charter for the Compensation and Leadership Development Committee, which is available on our corporate website at investors.maravai.com. Our website is not part of, nor is it incorporated by reference into, this proxy statement.

Nominating, Governance and Risk Committee

The Nominating, Governance and Risk Committee is responsible for, among other matters:

1.	developing and recommending to the Board criteria for board and committee membership;

2.

subject to the rights of GTCR under the Director Nomination Agreement, identifying, recruiting, screening and recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

3.	developing and recommending to the Board best practices and corporate governance principles;

4.	developing and recommending to the Board a set of corporate governance guidelines;

5.	reviewing and recommending to the Board the size, structure, responsibilities and compositions of the committees of the Board;

6.	overseeing our sustainability and environmental, social and governance (including climate change) (“ESG”) risk management, strategy, initiatives and policies;

7.	reviewing and discussing with management any ESG disclosures to be included in our annual proxy statement, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, if any;

8.	reviewing our approach to risk tolerance and recommending to the Board any changes thereto;

9.	reviewing our major risk exposures and steps taken to mitigate any such exposures;

10.	overseeing our risk management policies and procedures;

11.	receiving and reviewing significant actual or “near-miss” incidents related to relevant risks; and

12.	reviewing and discussing with management any risk-related disclosures to be included in our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, if any.

The Board has adopted a written charter for the Nominating, Governance and Risk Committee, which is available on our corporate website at investors.maravai.com. Our website is not part of, nor is it incorporated by reference into, this proxy statement.

Board Leadership Structure

The Board believes that the mix of experienced independent directors, as well as the GTCR-affiliated directors and our Executive Chairman, that currently comprise the Board, together with the structure and composition of the Board committees, provides strong overall risk oversight and strategic direction for the Company, benefitting Maravai and all of its shareholders.

Board Mix

The Board has an effective mix of independent and management directors. The Board includes six independent directors, our Interim Chief Executive Officer and Executive Chairman, Carl Hull, and four representatives from our controlling shareholder, GTCR.

Chair of the Board and CEO

With respect to the roles of Chairman of the Board and Chief Executive Officer (“CEO”), our Corporate Governance Guidelines provide that the roles may be at times separated or at times combined, giving the Board discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances.

Mr. Hull served as our CEO and Chairman of the Board until September 30, 2022, at which time he was appointed Executive Chairman and the roles of CEO and Chairman were separated. On October 18, 2022, Mr. Hull was appointed Interim CEO, in addition to retaining leadership of the Board as Executive Chairman. The Board believes that this current leadership structure is appropriate based on Mr. Hull’s extensive knowledge and experience in a variety of areas that are strategically relevant to the Company and which he acquired through his professional and other experiences. This knowledge and experience give Mr. Hull the insight necessary to effectively lead the Board’s strategic development and risk oversight of the Company, as well as oversee the day-to-day leadership and performance of the Company, including management’s execution of its operating plans.

Management Succession

The Compensation and Leadership Development Committee reviews and approves corporate goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of these goals and objectives. The Compensation and Leadership Development Committee recommends to the Board the CEO’s compensation level or changes to such level based on the evaluation of the CEO’s performance and any other factors the Committee deems relevant. The Compensation and Leadership Development Committee makes a report to the Board on succession planning at least once a year. The entire Board works with the Compensation and Leadership Development Committee to evaluate potential successors to the CEO and other executive officers. The CEO and such other officers also make available to the Compensation and Leadership Development Committee their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Risk Oversight

Our Nominating, Governance and Risk Committee oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our Nominating, Governance and Risk Committee in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.

In particular, our Nominating, Governance and Risk Committee oversees our principal operational, business, compliance and ethics risks, including the appropriateness of reporting lines of authority, communications, systems and controls based on our structure, size and scope of operations, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Nominating, Governance and Risk Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to Maravai. Our Nominating, Governance and Risk Committee also monitors compliance with legal and regulatory requirements and management provides our Nominating, Governance and Risk Committee periodic reports on our compliance programs. In addition, our Nominating, Governance and Risk Committee oversees our major corporate governance risks. Our Nominating, Governance and Risk Committee also oversees the Company’s sustainability and environmental, social and governance (including climate change) risk management, strategy, initiatives and policies.

While our Nominating, Governance and Risk Committee has overall responsibility for risk oversight, primary oversight of certain risks has been delegated to other committees. Our Audit Committee monitors our major financial risk exposure. Our Compensation and Leadership Development Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs. We are committed to ensuring the Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. The Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.

At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit related risks.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at investors.maravai.com. We intend to disclose any amendments to the code, or any waivers by the Board of its requirements for any of our directors or executive officers, on our website to the extent required by the SEC and/or Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between any of the members of the Board and the Board or compensation committee of any other company.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-GTCR directors as a group, by sending regular mail to:

Maravai LifeSciences Holdings, Inc.

10770 Wateridge Circle Suite 200

San Diego, California 92121

ATTN: Board of Directors

c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Maravai will receive the communications and process them before forwarding them to the addressee. Maravai may also refer communications to other departments within Maravai. Maravai generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Maravai.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Maravai as of March 21, 2023:

Name	Age	Position
Carl Hull	65	Interim Chief Executive Officer and Executive Chairman of the Board
Kevin Herde	51	Chief Financial Officer
William E. Martin, III	48	President, Biologics Safety Testing
Peter Leddy, Ph.D.	59	Chief Administrative Officer
Brian Neel (1)	47	Chief Operating Officer, Nucleic Acid Production
Christine Dolan	55	Chief Operating Officer, Biologics Safety Testing
Kurt Oreshack	43	General Counsel and Secretary

(1)	Mr. Neel notified the Company of his decision to resign from this role and terminate his employment with the Company effective March 31, 2023.

Carl Hull is the Interim Chief Executive Officer and Executive Chairman of the Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”

Kevin Herde has served as our Chief Financial Officer since May 2017. Prior to joining Maravai, he served as Executive Vice President and Chief Financial Officer at Sorrento Therapeutics, Inc., a biopharmaceutical company, from April 2016 to May 2017 and as Vice President of Global Blood Screening at Hologic from January 2015 to February 2016. Mr. Herde also served as Vice President, Finance and Corporate Controller at Gen-Probe, a medical diagnostics company, prior to its acquisition by Hologic in 2012. Mr. Herde began his career at KPMG, a multinational professional services network. Mr. Herde holds a BBA in Business Administration from University of San Diego and is a certified public accountant in California (inactive).

William E. Martin, III has served as our President for our Biologics Safety Testing operating division since December 5, 2022. Prior to serving as President for our Biologics Safety Testing operating division, Mr. Martin served as our Chief Executive Officer from September 30, 2022 to October 18, 2022, when he was placed on a paid leave of absence as a result of a lawsuit claiming violation of a noncompetition agreement filed by two of Mr. Martin’s former employers. Following the settlement of such dispute, Mr. Martin was appointed President of our Biologics Safety Testing operating division and has served in such capacity since. Prior to joining Maravai, Mr. Martin was Senior Vice President, New Business – Genomic Medicine at Danaher Corporation, a global science and technology company, from July 2021 to July 2022. Martin joined Danaher in 2018 in connection with its acquisition of Integrated DNA Technologies (“IDT”), a supplier of custom nucleic acids, where he served as President of the IDT business under Danaher’s ownership from April 2018 to July 2021. Prior to the acquisition, Mr. Martin served in a variety of roles at IDT since March 1994 and was Chief Operating Officer at the time of the acquisition by Danaher. Mr. Martin holds a BS in biochemistry from the University of Iowa.

Peter Leddy, Ph.D. has served as our Chief Administrative Officer since June 2022. Prior to joining Maravai, Dr. Leddy was Chief Human Resources Officer and a human resources consultant for Aloisio Partners, a human resources consulting firm, from February 2014 to June 2022, where he guided c-suite and leadership teams across a variety of industries through all phases of growth by focusing on cultural alignment, leadership development, talent management, executive compensation, talent acquisition, and succession planning. While at Aloisio Partners, Dr. Leddy advised companies such as Life Technologies, Maravai, Invitrogen (a Thermo Fisher brand), PhenomeX (formerly Berkeley Lights), amongst many others. Prior to joining Aloisio Partners, Dr. Leddy was the Chief Human Resources Officer of Life Technologies, from July 2005 to February 2014. Dr. Leddy holds MS and Ph.D. degrees in industrial/organizational psychology from the Illinois Institute of Technology and a BA in Psychology from Creighton University.

Brian Neel has served as the Chief Operating Officer for our Nucleic Acid Production operating division since October 2017. Mr. Neel notified the Company of his decision to resign from this role and terminate his employment with the Company effective March 31, 2023. Prior to joining Maravai, Mr. Neel was Vice President of Operations of Codex DNA, Inc. (formerly Synthetic Genomics DNA) (“Codex”), a biological equipment company, from May 2016 to October 2017. Prior to joining Codex, Mr. Neel was Vice President of Operations of GenMark Diagnostics, Inc. (“Genmark”), a molecular diagnostics company, from 2014 to 2016. Prior to joining GenMark, Mr. Neel was the Site Manufacturing Operations Leader at Thermo Fisher (formerly Life Technologies) from January 2013 to June 2014. Prior to joining Thermo Fisher, Mr. Neel was a Global Operations Associate Director and Manufacturing Operations Leader at Life Technologies, a global life sciences company that was ultimately purchased by Thermo Fisher in 2014, for over eleven years. Mr. Neel holds a BS in Microbiology from the University of Missouri.

Christine Dolan has served as the Chief Operating Officer of our Biologics Safety Testing operating division since October 2017. Prior to joining Maravai, Ms. Dolan held several operational and business leadership roles including Senior Vice President of Product Development, VP of Global Operations and VP GM of Development and Analytical Services at Catalent Pharma Solutions, a global provider of delivery technologies, development, drug manufacturing, biologics, gene therapies and consumer health products, where Ms. Dolan worked for over eight years. Prior to joining Catalent Pharma Solutions, Ms. Dolan was Director of Nuclear Operations and Global Quality Control at GE Healthcare, a global medical technology company, and Amersham Health, a leader in medical diagnostics and life sciences. where she worked in progressive management roles for a total of over thirteen years. Ms. Dolan holds a BS in Biology from Lenoir-Rhyne College.

Kurt Oreshack has served as our General Counsel since November 2020. Prior to joining Maravai, Mr. Oreshack was a partner in the law firm of Breakwater Law Group, LLP in Solana Beach, CA, practicing in the field of corporate and securities law. Prior to joining Breakwater Law Group, Mr. Oreshack was the General Counsel of Human Longevity, Inc., a San Diego-based genomic research and in vitro diagnostics company, from June 2015 through September 2017. After leaving Human Longevity, Mr. Oreshack practiced law individually and as General Counsel in Residence at the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP in San Diego, CA until joining Breakwater Law Group in January 2019. Mr. Oreshack received a JD from the University of Notre Dame Law School and a BA from Loyola University Chicago. He is a member of the State Bar of California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the philosophy, policies, practices and material decisions underlying the compensation which is reported in the executive compensation tables included in this proxy statement for the following executive officers of the Company (the “NEOs” or “Named Executive Officers”):

Named Executive Officer	Principal Position (as of December 31, 2022)
Carl Hull	Interim Chief Executive Officer and Executive Chairman of the Board (the “CEO”)

Kevin Herde	Chief Financial Officer

William E. Martin, III	President, Biologics Safety Testing and former Chief Executive Officer

Peter Leddy, Ph.D.	Chief Administrative Officer

Brian Neel	Chief Operating Officer, Nucleic Acid Production

Christine Dolan	Chief Operating Officer, Biologics Safety Testing

The total compensation of each NEO is reported in the Fiscal Year 2022 Summary Compensation Table presented on page 39 of this proxy statement.

As noted above in the section entitled “Proposal 1 – Election of Directors — Board Meetings and Committees,” in October 2022, the Board separated the then Compensation and Nominating Committee’s duties and responsibilities into two separate committees, the Compensation and Leadership Development Committee and the Nominating, Governance and Risk Committee. As used in this Compensation Discussion and Analysis, the term “Compensation Committee” shall refer to the Compensation and Nominating Committee for all dates prior to October 12, 2022, and the Compensation and Leadership Development Committee for all dates on and after October 12, 2022.

Our compensation program is intended to motivate and incentivize our executive officers to achieve our corporate objectives and increase shareholder value. The Compensation Committee continues to evaluate how best to structure our compensation program to ensure that our executives are being appropriately and competitively compensated while also maintaining compensation levels commensurate with our business performance. During fiscal year 2022, as part of our ongoing effort to align our compensation program with best practices, the Compensation Committee utilized the services of our compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to evaluate our executive compensation programs. Our fiscal year 2022 compensation program was informed by these efforts.

Leadership Transitions

Mr. Hull served as our CEO from Mr. Hull’s co-founding of Maravai in March 2014 until September 30, 2022, the date of Mr. Martin’s appointment as CEO. Concurrently with the appointment of Mr. Martin as CEO, Mr. Hull ceased to serve as our CEO, but continued to serve as Executive Chairman of the Board. On October 18, 2022, Mr. Martin was placed on a paid leave of absence as a result of a lawsuit claiming violation of a noncompetition agreement filed by two of Mr. Martin’s former employers, and Mr. Hull was appointed as Interim CEO and continued to serve as Executive Chairman of the Board. Such dispute was settled and Mr. Martin was subsequently appointed as the President for our Biologics Safety Testing operating division effective December 5, 2022, with Mr. Hull continuing to serve as our Interim CEO and Executive Chairman of the Board.

We expect Mr. Martin to be re-appointed as CEO on July 27, 2023. At that time, it is expected that Mr. Hull will transition out of the Interim CEO role, while continuing to serve as Executive Chairman of the Board.

Dr. Leddy joined the Company as Chief Administrative Officer on June 27, 2022.

Mr. Neel resigned and terminated his employment with the Company effective March 31, 2023.

Throughout these changes, our compensation philosophy and our commitment to pay-for-performance remained consistent.

Shareholder Feedback

Last year, we requested that shareholders approve, on a non-binding, advisory basis, the frequency of our future “say-on-pay” votes, and, as a result of such vote, we expect to conduct the vote to approve, on a non-binding, advisory basis, the compensation of our NEOs once every year. The Compensation Committee will consider the results of future advisory votes on executive compensation as our compensation philosophy continues to evolve and future compensation decisions are made.

Our 2022 annual meeting of shareholders did not include a say-on-pay resolution as the Company was still exempt from such requirement. This year’s advisory vote on executive compensation (Proposal 3) represents the first time that our shareholders will have the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs.

Compensation Philosophy and Objectives

The overall objective of our compensation program is to encourage and reward the creation of sustainable, long-term value. We pursue this objective via:

•

Alignment with long-term shareholders’ interests. We believe our executives’ interests are directly aligned with those of our shareholders through the use of long-term equity incentives that align the value of the compensation program with stock price growth.

•

Competitiveness. We believe that our executive compensation programs are designed to attract, motivate, retain and reward qualified and talented executives with the abilities and skills needed to foster long-term value creation by delivering competitive total compensation at target performance levels.

•

Motivating achievement of financial goals and strategic objectives. We believe that the compensation of our executives is dependent on the achievement of our short-and long-term financial goals and strategic objectives through our annual cash incentive plan, and our long-term equity compensation, via a mix of stock options and restricted stock unit awards, which rewards the creation of shareholder value.

•

Rewarding superior performance. We believe that performance which exceeds target levels should be appropriately rewarded. We also believe there should be downside risk of below-target payouts if individual or Company financial performance is below target or if strategic objectives are not achieved. Our annual incentive plan recognizes both corporate and individual performance and aligns payouts relative to achievements against target objectives.

•

Responding to change. We believe that as our industry evolves and our opportunities for competitive business advantages change over time, we must likewise evolve in order to continue to create value. Our compensation programs must similarly be tailored to our strategic priorities (which may require changing the performance measures in our incentive plans) and our current outlook (which may impact how we calibrate incentive plan payouts to various levels of performance).

The key elements of our compensation program for our NEOs include:

Compensation Component	Purpose
Base Salary A fixed cash element of compensation paid bi-weekly

✓ Provide pay that is competitive based on the position, scope of responsibilities, breadth and depth of experience, and performance to date.

✓ Enable the Company to attract, motivate, and retain critical executive talent with the necessary qualifications.

Bonus A variable cash element tied to the achievement of annual Company financial and individual performance goals

✓ Focus NEOs on achieving progressively challenging short-term performance goals that align with the Company’s annual operating plan and strategic objectives.

✓ Align incentive payments with results and achievements against targets.

Equity Awards Stock-based compensation with vesting and other design features intended to align with long-term value creation

✓ Focus our NEOs on strategic objectives that enhance the value of the business in the short- and long-term.

✓ Support ownership values and deliver retention incentives that increase the commitment needed to deliver on the Company’s strategies over multiple years.

✓ Promote alignment with shareholder interests by incenting stock price appreciation.

Pay for performance is a principle imbedded throughout our compensation strategy, our compensation program designs and our compensation decisions. Our compensation program promotes longer term performance and long-term shareholder value creation. The majority of each NEO’s total compensation is “at risk” through annual bonuses and long-term equity incentive awards. Total compensation includes the sum of an NEO’s base salary, target annual bonus and equity awards. The following charts show the mix of fixed compensation (base salary as of December 31, 2022) and at-risk compensation (target annual bonuses and the grant date fair value of annual equity awards (excluding MLSH 1 Units)) of our NEOs in 2022:

Mr. Hull

Mr. Martin (1)	Average for Messrs. Herde and Neel, Dr. Leddy and Ms. Dolan (2)

(1)

The amounts reflected exclude the grant date fair value of (i) one-half of each of the stock options and the restricted stock units (“RSUs”) with a three-year vesting schedule, which were intended to accommodate both the 2022 and 2023 annual equity award cycles; (ii) all of the RSUs with a two-year vesting schedule, which were intended to compensate Mr. Martin for a portion of the equity awards from his prior employer that he forfeited as a result of joining the Company and (iii) all of the Performance Stock Units (“PSUs”), which were an inducement for Mr. Martin to join the Company, each granted on October 17, 2022, and as further described below in the section of this Proxy Statement titled “New Hire Compensation – William E. Martin, III.”

(2)

The amounts reflected exclude one-half of the grant date fair value of the stock options and RSUs granted to Dr. Leddy on July 15, 2022, and as further described below in the section of this Proxy Statement titled “New Hire Compensation – Peter Leddy, Ph.D.”

New Hire Compensation

William E. Martin, III

Mr. Martin was appointed CEO on September 30, 2022. The Company entered into an employment agreement with Mr. Martin that provides for an initial annual base salary of $750,000 and an annual target bonus opportunity of 125% of Mr. Martin’s annual base salary. In addition, Mr. Martin received a cash sign-on bonus of $470,000. The sign-on bonus is subject to repayment in the event Mr. Martin resigns without “good reason” (as defined in Mr. Martin’s employment agreement) before September 30, 2023.

In October 2022 Mr. Martin received equity awards including:

•

RSUs with an approximate grant date fair value of $2,330,769, which vest 50% annually over a two-year period subject to Mr. Martin’s continued employment through the applicable vesting date and were intended to compensate Mr. Martin for a portion of the equity awards from Mr. Martin’s prior employer that Mr. Martin forfeited as a result of joining Maravai;

•

An equity award with a grant date value of $8,855,707, approximately 50% which was delivered in the form of stock options and approximately 50% of which was delivered in the form of RSUs. These equity awards were intended to compensate Mr. Martin for Mr. Martin’s 2022 and 2023 annual equity awards. The stock options vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining portion vesting monthly over the three-year period thereafter, while the RSUs vest one-third annually over a three-year period, in each case subject to Mr. Martin’s continued employment through the applicable vesting date; and

•

Additional Performance-based Stock Units (“PSUs”) grant with a grant date fair value of $1,267,401 that will vest 50% in the event the 60-trading day volume-weighted average stock price of the Company’s Class A common stock equals or exceeds $60 (as adjusted for stock splits, stock dividends and other similar events) on the third anniversary of the grant date and an additional 50% in the event the 60-day volume-weighted average stock price of the Company’s Class A common stock equals or exceeds $100 (as adjusted for stock splits, stock dividends and other similar events) on the third anniversary of the grant date, provided that in the event of a Change in Control, as defined in the Maravai LifeSciences Holdings, Inc. 2020 Omnibus Incentive Plan (the “Omnibus Plan”) prior to the third anniversary of the grant date, the target PSUs will convert to time-based RSUs that will vest 100% on the third anniversary of the grant date.

On October 18, 2022, Maravai placed Mr. Martin on a paid leave of absence as a result of a lawsuit claiming violation of a noncompetition agreement filed by two of Mr. Martin’s previous employers. Such dispute was settled and Mr. Martin was appointed as the President for our Biologics Safety Testing operating division effective December 5, 2022. Mr. Martin continued to receive the same compensation package as described above during Mr. Martin’s leave of absence and as the President of our Biologics Safety Testing operating division.

On December 5, 2022, Maravai appointed Mr. Martin to serve as President of Maravai’s Biologics Safety Testing operating division, with the expectation that Mr. Martin will assume the role of CEO of the Company effective July 27, 2023.

Peter Leddy, Ph.D.

Dr. Leddy was appointed EVP & Chief Administrative Officer on June 27, 2022. The Company entered into an employment agreement with Dr. Leddy that provides for an initial annual base salary of $450,000, an initial target bonus opportunity of $315,000 for 2022 and a target bonus opportunity of 70% of Dr. Leddy’s annual base salary in subsequent years. In addition, Dr. Leddy received a cash sign-on bonus of $100,000. The sign-on bonus is subject to repayment in the event Dr. Leddy resigns without “good reason” (as defined in Dr. Leddy’s offer letter) before June 27, 2023.

In July 2022 Dr. Leddy received an equity award with a grant date fair value of approximately $3,166,502, approximately 50% which was delivered in stock options and approximately 50% of which was delivered in RSUs. Approximately 50% of these equity awards were intended to compensate Dr. Leddy for Dr. Leddy’s 2022 annual equity awards while the remaining 50% provided an additional inducement to join us. The stock options vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining portion vesting monthly over the three-year period thereafter, while the RSUs vest one-third annually over a three-year period, each subject to Dr. Leddy’s continued employment through the applicable vesting date.

Under their respective employment agreements, if either Mr. Martin or Dr. Leddy’s employment is terminated by the Company other than for “cause” or if Mr. Martin or Dr. Leddy resigns for good reason, Mr. Martin or Dr. Leddy, as applicable, will be entitled to receive the severance benefits described in the section of this Proxy Statement titled “Additional Narrative Disclosure – Potential Payments Upon Termination or Change in Control.”

Compensation-Setting Process

The Compensation Committee has engaged Meridian, an independent compensation consulting firm, to provide research and analysis and to make recommendations on the form and level of executive compensation. The Compensation Committee sought input from Meridian on executive compensation matters for 2022, including the design and competitive position of our executive compensation program, our Peer Group (as defined below), appropriate compensation levels, and evolving compensation trends.

Based on its consideration of the various factors set forth in the rules promulgated by the SEC and the Nasdaq listing rules, the Compensation Committee has determined that the work performed by Meridian has not raised any conflict of interest.

The Compensation Committee formulates its compensation decisions for the NEOs with input from the CEO (other than with respect to the CEO’s own compensation), considering such factors as each NEO’s professional experience, job scope, past performance, tenure and retention risk. The Compensation Committee also considers prior fiscal year adjustments to compensation, historical annual bonus award payments and equity awards. Finally, the Compensation Committee considers current market practices, based on its review of executive compensation data for comparable companies, as well as current compensation trends, to ensure that the compensation of the NEOs is both competitive and reasonable, while also maintaining compensation levels commensurate with our financial and stock performance.

The Compensation Committee reviews the base salary, annual target bonus opportunities, equity awards and target total direct compensation opportunity (which represents the sum of these three elements) for each of the NEOs annually. The CEO makes recommendations to the Compensation Committee for annual increases in base salary, the annual target bonus opportunity and equity awards for each of the NEOs (other than with respect to the CEO), taking into account the recommendations of Meridian. The Compensation Committee has the final authority to approve annual increases in the base salary, annual target bonus award and equity awards for the NEOs other than the CEO. The Compensation Committee evaluates the CEO’s performance annually and recommends to the Board the CEO’s base salary and annual bonus award based on this evaluation.

With respect to annual target bonus awards, prior to the start of each fiscal year, the CEO develops Company performance metrics aligned with our annual operating plan for our salaried employees, including the NEOs. These goals represent key performance objectives that are incorporated into the annual bonus framework, which framework is then submitted to the Compensation Committee for consideration and approval. After our fiscal year-end financial results are available, the annual incentive award pool for employees and individual annual bonus award payments for the NEOs for the just-completed fiscal year are approved by the Compensation Committee, except with respect to the CEO. The Compensation Committee evaluates the CEO’s performance annually and recommends to the Board the CEO’s annual bonus award payment based on this evaluation.

The Compensation Committee reviews multiple factors in determining the overall equity value to award each NEO, including competitive market data, dilution, share usage, stock compensation expense, the financial and operational performance of the Company, each NEO’s individual performance, and the value of equity grants both individually to each NEO and in the aggregate to all NEOs. The CEO makes recommendations to the Compensation Committee for equity awards for each of the NEOs (other than with respect to the CEO), taking into account the recommendations of Meridian. The Compensation Committee has the final authority to approve annual increases in the equity awards for the NEOs other than the CEO. The Compensation Committee evaluates the CEO’s performance annually and recommends to the Board the CEO’s equity awards based on this evaluation.

Competitive Positioning

Meridian conducted a competitive market analysis at the end of 2021 to support the Compensation Committee in connection with its executive and non-employee director compensation decisions made in the first half of 2022. To develop an understanding of the competitive marketplace, the Compensation Committee reviewed the executive compensation practices of a group of publicly-traded companies (the “Peer Group”) based on compensation data gathered from publicly-available filings. Meridian worked with the Compensation Committee to establish the Company’s Peer Group.

The Compensation Committee uses the market analysis as a reference point to ensure that our executive compensation program is competitive with market practice. In the case of each executive officer, the

Compensation Committee considers the overall compensation of each individual against the compensation data developed through the market analysis, and whether his or her position is sufficiently similar to the positions identified in the data to make the comparison meaningful. Ultimately, the Compensation Committee’s decisions with respect to each executive’s total compensation, and each individual compensation element, are based in large part on its assessment of Company and individual performance as well as other factors, such as internal pay equity. The Compensation Committee and Meridian reviewed and considered factors such as industry, total revenue, market capitalization, growth and profitability margins in determining the Peer Group to be utilized in making compensation decisions for in the first half of 2022. The Peer Group was selected based on the evaluation of all of these factors, and consisted of the following 15 companies:

10x Genomics Inc.	Medpace Holdings, Inc.

Adaptive Biotechnologies Corporation	Natera, Inc.

Azenta, Inc. (f/k/a. Brooks Automation)	Neogen Corporation

Bio-Techne Corporation	NeoGenomics, Inc.

Globus Medical, Inc.	Neurocrine Biosciences, Inc.

Halozyme Therapeutics, Inc.	Repligen Corporation

Invitae Corporation	Sotera Health Company

Masimo Corporation

At the time of the competitive market analysis conducted at the end of 2021, our own revenue was near the Peer Group’s 59th percentile while our market capitalization was near the Peer Group’s 75th percentile.

In July 2022, at the Compensation Committee’s request, Meridian presented recommendations for an updated Peer Group in recognition of industry M&A activity and our own growth and evolution. At that time, the Compensation Committee approved the removal of Adaptive Biotechnologies, Invitae Corporation, and NeoGenomics. The Compensation Committee also approved the addition of Bio-Rad Laboratories, Bruker Corporation, Insulet Corporation, Tandem Diabetes Care, and Waters Corporation. This updated Peer Group was referenced by the Compensation Committee in making compensation decisions with respect to our NEOs (and by the independent members of the Board, in making compensation decisions with respect to our CEO) during the second half of 2022 and for 2023.

Compensation Elements

Base Salaries

During 2022, the Compensation Committee reviewed the base salaries of the NEOs and (i) made adjustments (except with respect to the CEO’s base salary) and (ii) recommended adjustments to the Board (with respect to the CEO’s base salary), in each case to ensure that they are competitive when considered against the Peer Group, with consideration given to unique qualifications, substantial contributions and internal value to the Company.

Name	2021 Base ($)	2022 Base ($)	Increase ($)	Increase (%)
Mr. Hull (1)	$600,000	$725,040	$125,040	20.8%
Mr. Martin (2)	N/A	750,000	N/A	N/A
Mr. Herde (1)	420,000	453,600	33,600	8.0%
Dr. Leddy (3)	N/A	450,000	N/A	N/A
Ms. Dolan (1)	424,000	438,841	14,841	3.5%
Mr. Neel (1)	400,000	438,000	38,000	9.5%

(1)	Salary adjustments effective February 27, 2022.
(2)	Salary adjustment effective on employment start date of September 30, 2022.
(3)	Salary adjustment effective on employment start date of June 27, 2022.

Annual Bonus

The Compensation Committee periodically reviews and determines (for each NEO other than the CEO) and recommends to the Board (for the CEO) the target annual bonus award opportunities (expressed as a percentage of base salary) that each of the NEOs may earn. The target annual bonus award opportunity for each NEO (expressed as a percentage of base salary) was established in his or her respective employment agreement and is reviewed periodically by the Compensation Committee.

The actual annual bonus amount earned each year by our NEOs may be more or less than the target amount depending on an assessment of the performance of the Company (the Company performance factor or “CPF”) and the individual’s performance against a set of pre-established goals and objectives conducted after the end of the fiscal year.

The 2022 CPF referenced both Revenue and Adjusted EBITDA goals (as defined below). Achievement of 100% of target goals (referencing our 2022 budget) for both Revenue and Adjusted EBITDA would fund a payout at 100% of target bonus award opportunities. Threshold achievement of 80% of each of the target goals was necessary to fund the minimum payout of 25% of target bonus award opportunities, while maximum achievement of 120% of each of the target goals was necessary to fund the maximum payout of 200% of target bonus award opportunities.

The table below illustrates CPF application to various levels of performance against our 2022 budget. Revenue and Adjusted EBITDA achievement relative to 2022 budget determine performance scores for each metric. The applicable performance scores for each metric are multiplied together to produce a CPF (expressed as a percentage of target bonus award opportunity, rounded to the next whole percentage point), subject to a maximum CPF equal to 200% of target, which is then multiplied by the NEO’s bonus target. Linear interpolation is applied to the performance scores for performance between threshold and target and between target and maximum.

For 2022, we achieved $883.0 million in Revenue as compared to a target of $892.4 million and $637.8 million in Adjusted EBITDA as compared to a target of $630.2 million. This performance resulted in a 99% achievement on the Revenue performance scale for a payout factor of 97%, and 101% achievement on the Adjusted EBITDA performance scale for a payout factor of 105%. Based on the total CPF of 101% (representing the average of the separate Revenue and Adjusted EBITDA payout factors), the Compensation Committee approved a payout equal to 101% of target bonus award opportunities for each of the NEOs other than Mr. Martin.

Per the terms of Mr. Martin’s employment agreement, Mr. Martin received a payout equal to 100% of Mr. Martin’s target bonus award opportunity for 2022.

We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, certain non-cash items, and other adjustments that we do not consider in our evaluation of ongoing operating performance from period to period. Revenue is GAAP revenue. For more information about how we calculate Adjusted EBITDA, and for a reconciliation of Adjusted EBITDA to GAAP net income, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023.

For fiscal 2022 the target bonus award opportunities and actual bonus payments that were determined by the Compensation Committee are set forth below:

	Target Bonus Award Opportunity		Actual Bonus Award
Name	% of Base Salary	Dollar Value	Dollar Value
Mr. Hull	100%	$725,040	$732,290
Mr. Martin (1)	125%	937,500	937,500
Mr. Herde	70%	317,520	320,695
Dr. Leddy (2)	70%	315,000	318,150
Ms. Dolan	70%	307,189	310,260
Mr. Neel	70%	306,600	309,666

(1)	Full bonus at target guaranteed in 2022 per terms of Mr. Martin’s employment agreement.
(2)	Eligible for full target bonus in year-of-hire, without pro-ration for date of hire, per terms of Dr. Leddy’s employment agreement.

Equity Awards

2022 Decisions

On January 25, 2022, we granted annual equity awards to our NEOs comprised of a combination of non-qualified stock options and RSUs. We use this combination of non-qualified stock options and RSUs to balance (i) the pay-for-performance and risk orientation of stock options which enhance our pay-for-performance culture and (ii) the retentive effect of RSUs. The Compensation Committee believes this mix to be reasonable considering market practices, the overall level of pay for our executives and the long-term orientation of the equity award vehicles. Approximately 50% of the target value of each award was delivered in stock options and approximately 50% was delivered in RSUs.

In addition, as part of their new hire offers we awarded Mr. Martin and Dr. Leddy equity awards as described under the section entitled “New Hire Compensation” above.

The Compensation Committee approved the following equity incentives to our NEOs in 2022:

			Number of Awards by Type
Name	Date of Grant	Aggregate Grant Date Fair Value	Stock Options (1)		Restricted Stock Units (2)	Performance Stock Units (maximum) (3)
Mr. Hull	1/25/22	$4,027,128	151,200	(4)	81,600	—
Mr. Martin	10/17/22	12,453,877	403,946	(5)	348,055	240,038
Mr. Herde	1/25/22	963,206	36,200	(4)	19,500	—
Dr. Leddy	7/15/22	3,166,502	122,893	(6)	63,498	—
Mr. Neel	1/25/22	838,985	31,500	(4)	17,000	—
Ms. Dolan	1/25/22	838,895	31,500	(4)	17,000	—

(1)

For Messrs. Hull, Herde, Neel and Ms. Dolan, the stock options vest over a four-year period in monthly increments starting March 15, 2022, in each case subject to continued employment through each vesting date. For Mr. Martin, the stock options vest over a four-year period, with 25% vesting on October 15, 2023, and the remainder vesting in equal monthly installments over the following thirty-six months, subject to continued employment through each vesting date. For Dr. Leddy, the stock options vest over a four-year period, with 25% on July 15, 2023, and monthly thereafter over the next three years, subject to continued employment through each vesting date.

(2)

For Messrs. Hull, Herde, Neel and Ms. Dolan, the RSUs vest one-third annually over a three-year period starting February 15, 2023, in each case subject to continued employment through each vesting date. For Mr. Martin, 120,019 of the RSUs vest 50% on each of October 15, 2023, and October 15, 2024, subject to continued employment through each vesting date, and 228,036 of the RSUs vest in equal installments on each of October 15, 2023, October 15, 2024, and October 15, 2025, subject to continued employment through each vesting date. For Dr. Leddy, the RSUs vest in equal installments on each of July 15, 2023, July 15, 2024, and July 15, 2025, subject to continued employment through each vesting date.

(3)

Fifty percent of the performance stock units will vest in the event the 60-day trading volume-weighted average stock price of our Class A common stock equals or exceeds $60 (as adjusted for stock splits, stock dividends and other similar events) on October 15, 2025, and the remaining fifty percent of the performance stock units will vest in the event the 60-day trading volume-weighted average stock price of our Class A common stock equals or exceeds $100 (as adjusted for stock splits, stock dividends and other similar events) on October 15, 2025, in each case subject to Mr. Martin’s continued employment through such date. In addition, in the event of a Change in Control (as defined in the Omnibus Plan) prior to October 15, 2025, the performance stock units will convert into time-based restricted stock units that will vest in their entirety on October 15, 2025, subject to Mr. Martin’s continued employment through such date.

(4)	Exercise price of $26.32.
(5)	Exercise price of $19.42.
(6)	Exercise price of $24.94.

Incentive Units

Prior to our 2020 IPO, we offered equity incentives to our NEOs through grants of incentive units in MLSH 1 (the “MLSH 1 Units”). Certain of these incentive unit awards were subject to time-based vesting requirements and accelerated vesting upon the occurrence of certain terminations of employment and certain change-in-control events, and the remaining incentive unit awards were subject to market and performance-based vesting requirements and would terminate if such performance-based vesting requirements were not met upon certain change-in-control events. The consummation of our IPO did not trigger accelerated vesting of any of the MLSH 1 Units that were subject to time-based vesting requirements; however, the vesting of the incentive units subject to performance-based vesting requirements was achieved as a result of the IPO. Outstanding MLSH 1 Units held by our NEOs are described under the section entitled “Outstanding Equity Awards at Fiscal Year-End” below.

Stock Options

In connection with our IPO, we granted certain employees, including our NEOs, stock options with respect to our Class A common stock pursuant to the Omnibus Plan. These stock option awards vest over four years with 25% vesting on the first anniversary of the grant date and the remaining portion of the awards vesting monthly over the three-year period thereafter, subject to the recipient’s continued employment through each vesting date. These stock options were issued with an exercise price equal to the IPO price of $27.00 per share.

No Special Retirement, Health or Welfare Benefits

We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which employees, including the NEOs, can make voluntary pre-tax contributions or Roth post-tax contributions. We match 50% of elective deferrals up to the first 6% of such participant’s annual base salary for all participants. These matching contributions are vested or vest based on the participant’s length of service with us, becoming fully vested on the second anniversary of the participant’s date of hire. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

We also maintain the 2020 Employee Stock Purchase Plan (“ESPP”). The ESPP authorizes the grant of options to employees, including the NEOs, so long as they do not own stock representing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary. Due to our “Up-C” structure, the ESPP is not currently tax-qualified under Section 423 of the Code. Each offering period is approximately twenty-four months in duration commencing on each May 1 and November 1 of each year during the term of the ESPP. The ESPP allows participants to purchase Class A common stock through payroll deductions of up to 15% of their eligible compensation. The purchase price of the shares is 85% of the lower of the fair market value of our Class A common stock on the grant date or purchase date.

All full-time employees, including the NEOs, are eligible to participate in health and welfare benefit programs, including medical, dental and vision care coverage, disability, and life insurance.

Compensation Policies

Prohibition on Option Re-Pricing and Backdating

The Compensation Committee does not re-price and has not re-priced options to purchase shares of our Class A common stock, consistent with the Omnibus Plan, which prohibits re-pricing of equity awards without shareholder approval. The grant date for each equity award is based on the date the award is approved by the Compensation Committee or the independent members of the Board, as applicable. Options to purchase shares of our Class A common stock are granted with an exercise price equal to the closing market price of our Class A common stock on the date of grant.

Compensation Recovery Policy

The Company has adopted a clawback policy that allows the Board to seek recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The policy applies to the Company’s current and former “executive officers,” as that term is defined for purposes of the Exchange Act (“Covered Executives”). “Incentive Compensation” under the Clawback Policy includes both cash-settled and equity-incentives, provided that such compensation is granted, earned or vested, wholly or in part, on the attainment of a financial measure. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, the Board will assess whether the Company should seek to recover any excess Incentive Compensation received by any Covered Executives during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The maximum amount subject to recoupment will be the excess of what the executive received and what he or she would have received under the corrected financial metrics over the three-year period prior to the restatement, as determined by the Board.

We are reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the clawback of incentive-based compensation and will amend the Clawback Policy following the Nasdaq’s adoption of its final listing standards in accordance with the SEC clawback rules.

Anti-Hedging and Anti-Pledging Policy

Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including hedging or monetization transaction mechanisms and the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Stock Ownership Guidelines

In January 2022, we adopted minimum stock ownership guidelines applicable to non-employee independent directors and executive officers. Guidelines are shown in the table below:

Position	Ownership Guideline
Chief Executive Officer	Five times base salary
President, Chief Operating Officer and/or Chief Financial Officer	Three times base salary
Other Executive Officers	One and a half times base salary
Non-Employee Independent Directors	Four times annual board cash retainer

While the guidelines do not prescribe a timeline for compliance, they require executives subject to the guidelines to hold at least 50% of the stock received from equity awards (on a shares-issued, net-of-tax-withholding basis) until the minimum ownership requirement level is achieved, or at any time their ownership subsequently falls below the guidelines.

The following shares and awards may be counted for purposes of assessing compliance with the guidelines:

•

Maravai Class A common stock owned (i) directly by the executive officer or director or his or her spouse, (ii) jointly by the executive officer or director and his or her spouse, and (iii) indirectly by a trust, partnership, limited liability company or other entity for the benefit of the executive officer or director or his or her spouse;

•	100% of unvested restricted stock and restricted stock unit awards issued under the Company’s equity incentive plans that remain unvested solely due to additional service-based vesting requirements;

•	100% of Class A common stock issued under the Company’s ESPP; and

•	Other shares held in retirement accounts.

Compensation Risk Assessment

The Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with Meridian. In addition, the Compensation Committee reviewed an independent risk assessment of our executive compensation program conducted by Meridian. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.

Tax and Accounting Considerations

We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC Topic 718, Compensation – Stock Compensation.

In evaluating the Company’s executive compensation program, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. The Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor, in establishing the cash and equity compensation programs for the executive officers. Section 162(m) of the Code generally limits to $1.0 million the amount of remuneration that the Company may deduct in any calendar year for certain executive officers. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Accordingly, the Compensation Committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis as set forth in this proxy statement. Based upon this review and discussion, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and included in the Company’s proxy statement filed in connection with the Company’s 2023 annual meeting of shareholders.

Respectfully submitted by the Compensation and Leadership Development Committee of the Board of Directors:

Anat Ashkenazi (Chair)

Susannah Gray

Constantine Mihas

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Carl Hull Chief Executive Officer and Executive Chairman of the Board	2022 2021 2020	721,383 580,769 500,000		2,147,712	1,879,416 874,160	732,290 1,200,000 750,000		5,480,801 1,780,769 2,124,160
William E. Martin, III (7) Former Chief Executive Officer	2022	660,385	470,000	8,026,629	4,427,248	937,500	1,731	14,523,493
Kevin Herde (6) Chief Financial Officer	2022 2021	448,431 412,788		513,240	449,966	320,695 420,000	9,150 8,810	1,741,482 841,598
Peter Leddy, Ph.D. (7) Chief Administrative Officer	2022	333,654	100,000	1,583,640	1,582,862	318,150	5,192	3,923,498
Brian Neel Chief Operating Officer, Nucleic Acid Production	2022 2021 2020	432,154 388,661 328,609		447,440	391,545 874,160	309,666 400,000 649,943	8,721 8,550	1,580,805 797,382 1,861,262
Christine Dolan (6) Chief Operating Officer, Biologics Safety Testing	2022 2021	436,557 411,887		447,440	391,545	310,260 424,001	9,150 8,782	1,594,953 844,670

(1)	The amounts reported in the Bonus column represent for Mr. Martin and Dr. Leddy one-time guaranteed sign-on bonuses in connection with the commencement of their employment.
(2)

The amounts reported in the Stock Awards column for all NEOs, other that Mr. Martin, represent the grant date fair value of restricted stock units with respect to our Class A common stock, in each case, granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The amount reported in this column for Mr. Martin represents the grant date fair value of performance stock units with respect to our Class A common stock (the “Martin PSUs”) and restricted stock units with respect to our Class A common stock, in each case, granted to Mr. Martin as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions used in calculating the grant date fair value of the Martin PSUs are set forth in Note 1 to the consolidated financial statements included in our Annual Report Form 10-K for the fiscal year ended December 31, 2022. The amounts reported in this column reflect the accounting cost for these performance stock units and do not correspond to the actual economic value that may be received by the NEOs for the stock options or performance stock units, as applicable.

(3)

The amounts reported in the Option Awards column for all NEOs represent the grant date fair value of, for 2022, stock options with respect to our Class A common stock (the “2022 Options”) and for 2020, stock options with respect to our Class A common stock (the “2020 Options”), in each case, granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions used in calculating the grant date fair value of the 2022 Options in the Option Awards column are set forth in Note 12 to the consolidated financial statements included in our Annual Report Form 10-K for the fiscal year ended December 31, 2022. The assumptions used in calculating the grant date fair value of the 2020 Options in the Option Awards column are set forth in Note 10 to the consolidated financial statements included in our Annual Report Form 10-K for the fiscal year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs for the stock options. See “Compensation Discussion and Analysis—Equity Awards” for additional details.
(4)

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect bonuses paid to the NEOs for 2020, with respect to the fiscal year ended December 31, 2020, for 2021, with respect to the fiscal year ended December 31, 2021, and for 2022, with respect to the fiscal year ended December 31, 2022. See the section entitled “Narrative Disclosure to Summary Compensation Table—Employment Agreements” below for additional details.

(5)

The amounts reported in the All Other Compensation column reflect 401(k) plan matching contributions made on behalf of the NEOs, for 2020, during the fiscal year ended December 31, 2020, for 2021, during the fiscal year ended December 31, 2021, and for 2022, during the fiscal year ended December 31, 2022. See “Compensation Discussion and Analysis—No Special Retirement, Health or Welfare Benefits” for additional information regarding 401(k) plan contributions.

(6)	Mr. Herde and Ms. Dolan were not named executive officers for the fiscal year ended December 31, 2020; therefore, we did not include their prior compensation.
(7)	Mr. Martin and Dr. Leddy were not named executive officers for the fiscal years ended December 31, 2020 or December 31, 2021; therefore, we did not include their prior compensation.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with each of our NEOs that provide for annual base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses and eligibility to participate in our benefit plans generally. Additionally, we have entered into employment agreements with certain of our NEOs that provide for sign-on bonuses.

The employment agreements also provide for certain severance benefits upon a resignation by the applicable NEO for “good reason” or upon a termination by the Company without “cause.” Please see the section entitled “Additional Narrative Disclosure — Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits provided to our NEOs under the employment agreements.

2022 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2022 with respect to our NEOs.

					Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Name	Grant Date		Approval Date		Threshold ($)	Target ($)	Maximum ($)
Carl Hull	1/25/2022 (2 1/25/2022 (3	) )			181,260	725,040	1,450,080	81,600	151,200	26.32	1,879,416 2,147,712
William E. Martin, III	10/17/2022 (4 10/17/2022 (6 10/17/2022 (7 10/17/2022 (8	) ) ) )	10/12/2022 (5 10/12/2022 (5 10/12/2022 (5 10/12/2022 (5	) ) ) )	234,375	937,500	1,875,000	120,019 228,036 240,038	403,946	19.42	4,427,248 2,330,769 4,428,459 1,267,401
Kevin Herde	1/25/2022 (2 1/25/2022 (3	) )			79,380	317,520	635,040	19,500	36,200	26.32	449,966 513,240
Peter Leddy, Ph.D.	7/15/2022 (9 7/15/2022 (11	) )	5/22/2022 (10 5/22/2022 (10	) )	78,750	315,000	630,000	63,498	122,893	24.94	1,582,862 1,583,640
Brian Neel	1/25/2022 (2 1/25/2022 (3	) )			76,650	306,600	613,200	17,000	31,500	26.32	391,545 447,440
Christine Dolan	1/25/2022 (2 1/25/2022 (3	) )			76,797	307,189	614,377	17,000	31,500	26.32	391,545 447,440

(1)

Represents threshold, target and maximum annual cash incentive for the 2022 fiscal year. The threshold amount for each executive officer is 25% of target, as the minimum amount payable if threshold performance is achieved. If the threshold is not achieved, the payment would be zero. The maximum amount for each executive officer is 200% of target and reflects the maximum amount payable if maximum performance is achieved. The pre-established company performance metrics for the 2022 fiscal year consisted of Revenue (weighted 50%) and Adjusted EBITDA (weighted 50%).

(2)

Amount shown is the number of stock options with respect to our Class A common stock awarded on January 25, 2022. The stock options will vest in equal installments on the 15th of every month from March 2022 through February 2026, subject to such NEO’s continued employment through each vesting date.

(3)

Amount shown is the number of time-based restricted stock units with respect to our Class A common stock awarded on January 25, 2022. The restricted stock units will vest in equal installments on February 15 of each of 2023, 2024 and 2025, subject to such NEO’s continued employment through each vesting date.

(4)

Amount shown is the number of time-based stock options with respect to our Class A common stock awarded on October 17, 2022, as part of Mr. Martin’s employment agreement (the “Martin Option”). Twenty-five percent of the Martin Option will vest on October 15, 2023, and the remainder of the Martin Option will vest in equal monthly installments over the following thirty-six months, subject to Mr. Martin’s continued employment through such dates.

(5)	Represents the date such equity award was approved by the Board.
(6)

Amount shown is the number of time-based restricted stock units with respect to our Class A common stock awarded on October 17, 2022, as part of Mr. Martin’s employment agreement. The restricted stock units will vest at a rate of one-half of the grant per year on October 15, 2023 and October 15, 2024, subject to Mr. Martin’s continued employment through such dates.

(7)	Amount shown is the number of time-based restricted stock units with respect to our Class A common stock awarded on October 17, 2022, as part of Mr. Martin’s employment agreement. The restricted stock units will vest at a rate of one-third of the grant per year on October 15, 2023, October 15, 2024, and October 15, 2025, subject to Mr. Martin’s continued employment through such dates.
(8)

Amount shown is the number of performance stock units with respect to our Class A common stock awarded on October 17, 2022, as part of Mr. Martin’s employment agreement. Fifty percent of the performance stock units will vest in the event the 60-day trading volume-weighted average stock price of our Class A common stock equals or exceeds $60 (as adjusted for stock splits, stock dividends and other similar events) on October 15, 2025, and the remaining fifty percent of the performance stock units will vest in the event the 60-day trading volume-weighted average stock price of our Class A common stock equals or exceeds $100 (as adjusted for stock splits, stock dividends and other similar events) on October 15, 2025, in each case subject to Mr. Martin’s continued employment through such date. In addition, in the event of a Change in Control (as defined in the Omnibus Plan) prior to October 15, 2025, the performance stock units will convert into time-based restricted stock units that will vest in their entirety on October 15, 2025, subject to Mr. Martin’s continued employment through such date.

(9)

Amount shown is the number of time-based stock options with respect to our Class A common stock awarded on July 15, 2022, as part of Dr. Leddy’s employment agreement (the “Leddy Option”). Twenty-five percent of the Leddy Option will vest on July 15, 2023, and the remainder of the Leddy Option will vest in equal monthly installments over the following thirty-six months, subject to Dr. Leddy’s continued employment through such dates.

(10)	Represents the date such equity award was approved by our Compensation and Nominating Committee.
(11)

Amount shown is the number of time-based restricted stock units with respect to our Class A common stock awarded on July 15, 2022, as part of Dr. Leddy’s employment agreement. The restricted stock units will vest at a rate of one-third of the grant per year on July 15, 2023, July 15, 2024, and July 15, 2025, subject to Dr. Leddy’s continued employment through such dates.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of the NEOs, the number of stock options with respect to our Class A common stock, restricted stock units with respect to our Class A common stock and MLSH 1 Units held as of December 31, 2022.

Name(1)	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)		Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (#)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested (#)(15)
Carl Hull
Stock Options	1/25/2022	31,500	119,700	(2)	26.32		1/25/2032
Restricted Stock Units	1/25/2022								81,600	(10)	1,167,696
Stock Options	11/19/2020	31,250	28,750	(3)	27.00		11/19/2030
MLSH 1 Incentive Units	6/20/2019	72,000	28,000	(4)	N/A	(9)	N/A	(9)
MLSH 1 Incentive Units	3/18/2014	392,541	—		N/A	(9)	N/A	(9)
William E. Martin, III
Stock Options	10/17/2022	—	403,946	(5)	19.42		10/17/2032
Restricted Stock Units	10/17/2022								120,019	(11)	1,717,472
Restricted Stock Units	10/17/2022								228,036	(12)	3,263,195
Performance Stock Units	10/17/2022											120,019	(13)	1,717,472
Kevin Herde
Stock Options	1/25/2022	7,542	28,658	(2)	26.32		1/25/2032
Restricted Stock Units	1/25/2022								19,500	(10)	279,045
Stock Options	11/19/2020	31,250	28,750	(3)	27.00		11/19/2030
MLSH 1 Incentive Units	12/13/2019	15,000	10,000	(6)	N/A	(9)	N/A	(9)
MLSH 1 Incentive Units	5/30/2017	91,754	—		N/A	(9)	N/A	(9)
Peter Leddy, Ph.D.
Stock Options	7/15/2022	—	122,893	(3)	24.94		7/15/2032
Restricted Stock Units	7/15/2022	—							63,498	(14)	908,656
Brian Neel
Stock Options	1/25/2022	6,563	24,937	(2)	26.32		1/25/2032
Restricted Stock Units	1/25/2022								17,000	(10)	243,270
Stock Options	11/19/2020	31,250	28,750	(3)	27.00		11/19/2030
MLSH 1 Incentive Units	12/13/2019	12,000	8,000	(7)	N/A	(9)	N/A	(9)
MLSH 1 Incentive Units	12/27/2017	65,000	—		N/A	(9)	N/A	(9)
Christine Dolan
Stock Options	1/25/2022	6,563	24,937	(2)	26.32		1/25/2032
Restricted Stock Units	1/25/2022								17,000	(10)	243,270
Stock Options	11/19/2020	31,250	28,750	(3)	27.00		11/19/2030
MLSH 1 Incentive Units	6/20/2019	9,000	6,000	(4)	N/A	(9)	N/A	(9)
MLSH 1 Incentive Units	10/1/2018	12,000	3,000	(8)	N/A	(9)	N/A	(9)
MLSH 1 Incentive Units	12/27/2017	50,000	—		N/A	(9)	N/A	(9)

(1)

This table reflects information regarding stock options with respect to our Class A common stock, restricted stock units with respect to our Class A common stock and MLSH 1 Units granted to our NEOs that were outstanding as of December 31, 2022. For more information on these stock options and incentive units, see “Compensation Discussion and Analysis—Equity Awards.”

(2)

Under the terms of the applicable stock option award agreement, these stock options will vest in equal installments on the 15th of every month from March 2022 through February 2026, subject to such executive’s continued employment through each vesting date.

(3)

Under the terms of the applicable stock option award agreement, these stock options vest 25% on the first anniversary of the grant date and monthly thereafter over the next three years, subject to such executive’s continued employment through each vesting date.

(4)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest in equal installments on June 20 of each of 2023 and 2024, so long as Mr. Hull or Ms. Dolan, as applicable, remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(5)

Under the terms of the applicable stock option award agreement, these stock options vest 25% on October 15, 2023, and monthly thereafter over the next three years subject to Mr. Martin’s continued employment through each vesting date.

(6)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest in equal installments on December 13 of each of 2023 and 2024, so long as Mr. Herde remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(7)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest in equal installments on December 13 of each of 2023 and 2024, so long as Mr. Neel remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(8)

Under the terms of the applicable incentive unit award documentation, these incentive units will vest on October 1, 2023, so long as Ms. Dolan remains employed through such dates, and vesting of such incentive units accelerates upon a qualifying sale of MLSH 1.

(9)	These equity awards are not traditional options and, therefore, there is no exercise price or option expiration date associated with them.
(10)

Under the terms of the applicable restricted stock unit award agreement, these restricted stock units will vest in equal installments on February 15 of each of 2023, 2024 and 2025, subject to such executive’s continued employment through each vesting date.

(11)

Under the terms of the applicable restricted stock unit award agreement, these restricted stock units will vest in equal installments on October 15 of each of 2023 and 2024, subject to Mr. Martin’s continued employment through each vesting date.

(12)

Under the terms of the applicable restricted stock unit award agreement, these restricted stock units will vest in equal installments on October 15 of each of 2023, 2024 and 2025, subject to Mr. Martin’s continued employment through each vesting date.

(13)

Under the terms of the applicable performance stock unit award agreement, 50% of the performance stock units will vest in the event the 60-day trading volume-weighted average stock price of our Class A common stock equals or exceeds $60 (as adjusted for stock splits, stock dividends and other similar events) on October 15, 2025, and the remaining fifty percent of the performance stock units will vest in the event the 60-day trading volume-weighted average stock price of our Class A common stock equals or exceeds $100 (as adjusted for stock splits, stock dividends and other similar events) on October 15, 2025, in each case subject to Mr. Martin’s continued employment through such date.

(14)

Under the terms of the applicable restricted stock unit award agreement, these restricted stock units will vest in equal installments on July 15 of each of 2023, 2024 and 2025, subject to Dr. Leddy’s continued employment through each vesting date.

(15)	Valuations are based on $14.31 per share, which was the last trading price for a share of our Class A common stock on the Nasdaq on December 31, 2022.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the vesting of MLSH 1 Units during the fiscal year ended December 31, 2022 with respect to our NEOs. No options held by NEOs were exercised, nor did any restricted stock units vest, during the fiscal year ended December 31, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Carl Hull	14,000	N/A
William E. Martin, III	—	—
Kevin Herde	20,000	N/A
Peter Leddy, Ph.D.	—	—
Brian Neel	11,000	N/A
Christine Dolan	11,000	N/A

(1)	This column represents the aggregate number of MLSH 1 Units that vested in the fiscal year ended December 31, 2022, as applicable.
(2)	These equity awards are not traditional options and, therefore, there is no immediate value realized on vesting.

Additional Narrative Disclosure

Retirement Benefits

We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the NEOs, can make voluntary pre-tax contributions. See “Compensation Discussion and Analysis—No Special Retirement, Health or Welfare Benefits” above for additional information regarding 401(k) plan contributions.

Employee Stock Purchase Plan

The ESPP authorizes the grant of options to employees, which due to our “Up-C” structure is not currently tax-qualified under Section 423 of the Code. See “Compensation Discussion and Analysis—No Special Retirement, Health or Welfare Benefits” above for additional information regarding the ESPP.

Potential Payments Upon Termination or Change in Control

Each of the NEOs are party to employment agreements that provide for severance benefits (as described below), in the event the NEO’s employment is terminated by (i) the Board without “cause” or by the NEOs for “good reason” (each as defined in the employment agreements, a “Qualifying Termination”), prior to a Change in Control (as defined in the Omnibus Plan) or (ii) by the Company (or its successor) more than one year after a Change in Control. Such severance benefits are subject to each NEO’s execution and non-revocation of a general release of claims. Upon a termination for “cause” or without “good reason,” the NEO will receive any payments or benefits that have been accrued through the date of termination or are required to be paid pursuant to applicable law.

Pursuant to the Employment Agreement entered into as of November 24, 2020, as amended on September 29, 2022, between Mr. Hull, Maravai LifeSciences Holdings, Inc. and Maravai Intermediate Holdings, LLC, Mr. Hull is entitled to certain severance benefits upon a Qualifying Termination or a Change in

Control Termination (as defined below). Mr. Hull’s severance benefits consist of earned and unpaid annual bonus for the calendar year ending prior to the date of termination (“Earned Bonus Severance”), continued payment of base salary (the “Base Salary Severance”) for a period of 12 months plus a pro-rated target annual bonus for the fiscal year during which Mr. Hull’s termination occurs (the “Bonus Severance”), payable during the 12 month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination. Additionally, Mr. Hull will receive a payment equivalent to the amount the COBRA premium would be for Mr. Hull’s health coverage prior to the termination (for Mr. Hull and Mr. Hull’s family to the extent applicable) (the “COBRA Severance”) for up to 12 months. If Mr. Hull is terminated based on a Qualifying Termination commencing upon, or up to one year following, a Change in Control (a “Change in Control Termination”), Mr. Hull will receive Earned Bonus Severance, 24 months continued Base Salary Severance plus two times the target Bonus Severance, payable during the twenty-four month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 24 months.

Mr. Martin’s severance benefits consist of Earned Bonus Severance, Base Salary Severance for a period of 12 months plus Bonus Severance, payable during the 12-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination. Additionally, Mr. Martin will receive COBRA Severance for up to 12 months. If Mr. Martin is terminated based on a Change in Control Termination, Mr. Martin will receive Earned Bonus Severance, 24 months continued Base Salary Severance plus two times the target Bonus Severance, payable during the 24-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 24 months.

Mr. Herde’s severance benefits consist of Earned Bonus Severance, 12 months continued Base Salary Severance and COBRA Severance for up to 12 months. If Mr. Herde is terminated based on a Change in Control Termination, Mr. Herde’s severance benefits will consist of 12 months continued Base Salary Severance, plus the Bonus Severance and COBRA Severance for up to 12 months.

Dr. Leddy’s severance benefits consist of Earned Bonus Severance, 12 months continued Base Salary Severance and COBRA Severance for up to 12 months. If Dr. Leddy is terminated based on a Change in Control Termination, Dr. Leddy’s severance benefits will consist of Earned Bonus Severance, 12 months continued Base Salary Severance, plus the Bonus Severance and COBRA Severance for up to 12 months.

Mr. Neel’s severance benefits consist of Earned Bonus Severance, nine months continued Base Salary Severance, payable during the nine-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 12 months. If Mr. Neel is terminated based on a Change in Control Termination, Mr. Neel’s severance benefits will consist of 12 months continued Base Salary Severance and COBRA Severance for up to 12 months.

Ms. Dolan’s severance benefits consist of Earned Bonus Severance, nine months continued Base Salary Severance, payable during the nine-month period commencing on the date of termination in substantially equal installments in accordance with regular payroll practices as in effect on the date of the termination and COBRA Severance for up to 12 months. If Ms. Dolan is terminated based on a Change in Control Termination, Ms. Dolan’s severance benefits will consist of 12 months continued Base Salary Severance and COBRA Severance for up to 12 months.

No NEO shall be entitled to receive the severance benefits described above unless such NEO has timely executed and delivered within 21 calendar days of such NEO’s separation a general release and separation agreement (a “Release Agreement”) (and such Release Agreement shall become in full force and effect and not have been timely revoked as may be permitted by its terms), and such NEO shall be entitled to receive such severance benefits only so long as such NEO has not breached any of the provisions of such Release Agreement or the Non-Competition and Non-Solicitation Covenants (as defined below).

The employment agreements also subject the NEOs to certain restrictive covenants, including perpetual confidentiality, assignment of inventions, non-competition and non-solicitation covenants (the “Non-Competition and Non-Solicitation Covenants”). The Non-Competition and Non-Solicitation Covenants apply during each of the NEO’s employment.

Stock options and restricted stock units held by our NEOs will become 100% vested and exercisable if such NEO’s employment is terminated by us without “cause” or by the NEO for “good reason”, each as defined in the NEO’s employment agreement, within one year following a Change in Control. Furthermore, Mr. Martin’s performance stock units at target performance will convert into time-based restricted stock units that will vest in their entirety on October 15, 2025, in the event of a Change in Control prior to, and subject to Mr. Martin’s continued employment through, such date.

A NEO’s outstanding MLSH 1 Units that vest based on time will become 100% vested upon a “sale” of MLSH 1, which is generally the sale of (i) MLSH 1’s equity securities pursuant to which an independent third party or parties acquires a majority of the equity securities or voting power to elect a majority of the board of directors of MLSH 1 or (ii) all or substantially all of MLSH 1’s assets on a consolidated basis (a “MLSH 1 Sale”).

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if such NEO’s employment had been terminated without cause on December 31, 2022. Amounts below reflect potential payments pursuant to the employment agreements for such NEOs.

	Qualifying Termination (Non-Change in Control)		Qualifying Termination (Change in Control)			Change in Control
Name of Executive Officer	Cash Severance Benefits ($)(1)	Continued Health Benefits ($)	Cash Severance Benefits ($)(2)	Continued Health Benefits ($)	Value of Accelerated Equity Awards ($)(3)	Value of Accelerated Equity Awards ($)(4)
Carl Hull	1,450,080	17,207	2,900,160	34,413	1,167,696	—
William E. Martin, III	1,687,500	21,141	3,375,000	42,282	8,415,611	N/A
Kevin Herde	453,600	14,264	771,120	14,264	279,045	—
Peter Leddy, Ph.D.	450,000	24,360	765,000	24,360	908,656	N/A
Brian Neel	328,500	24,360	438,000	24,360	243,270	—
Christine Dolan	329,131	24,360	438,841	24,360	243,270	—

(1)	Represents the potential payments upon a Qualifying Termination on December 31, 2022.
(2)	Represents the potential payments upon a Qualifying Termination in connection with or within the one-year period following a Change in Control.
(3)

Represents the value of accelerated vesting of restricted stock units and performance stock units that would have vested upon a Qualifying Termination in connection with or within the one-year period following a Change in Control. The exercise price of all stock options held by the NEOs exceeded the market price of our Class A common stock on December 31, 2022, and therefore such stock options would have no value if accelerated on such date.

(4)

If a MSLH 1 Sale occurred on December 31, 2022, the NEO’s outstanding MLSH 1 Units, if any, would have accelerated and vested upon such MLSH 1 Sale. The value that would have been conferred to the NEO in connection with such MLSH 1 Sale in respect of such outstanding MLSH 1 Units, including the value attributable to payments that would have been accelerated under the Tax Receivable Agreement, is not determinable as of December 31, 2022, and therefore was excluded from the table above.

Non-Employee Director Compensation Policy

Our non-employee directors are eligible to receive the annual cash retainers listed below for their service on the Board and committees of the Board. Non-employee directors who are employees of GTCR or its affiliates have agreed or are otherwise obligated to transfer all or a portion of the cash compensation they receive for their service as directors to GTCR or its affiliates. The retainers are paid in arrears in four equal quarterly installments and prorated for any partial year of service on the Board.

	Retainer ($)
Position	Prior to 10/1/2022	Effective 10/1/2022 to Present
Board Member	40,000	60,000
Audit Committee:
Chair	20,000	25,000
Committee Member	10,000	12,500
Compensation and Leadership Development Committee: (1)
Chair	N/A	20,000
Committee Member	N/A	10,000
Nominating, Governance and Risk Committee: (1)
Chair	N/A	15,000
Committee Member	N/A	7,500
Compensation and Nominating Committee: (1)
Chair	25,000	N/A
Committee Member	12,500	N/A

(1)

The Board separated the Compensation and Nominating Committee’s duties and responsibilities into two separate committees, the Compensation and Leadership Development Committee and the Nominating, Governance and Risk Committee, in October 2022.

None of our non-employee directors received equity awards in 2022. Rather, our Non-Employee Director Compensation Policy provides that our non-employee directors will receive a grant of RSUs pursuant to the Omnibus Plan with a fair market value on the date of grant equal to approximately $300,000 beginning in 2023, and that for 2024 and each year beyond, each non-employee director will receive an annual RSU grant pursuant to the Omnibus Plan with a fair market value on the date of grant equal to approximately $200,000. The RSUs granted annually vest in full on the first anniversary of the date of grant, subject to the respective non-employee director’s continued service on the Board through such anniversary date. In the event a new non-employee director is elected or appointed to the Board, such non-employee director will receive an RSU grant pursuant to the Omnibus Plan with a fair market value on the date of grant equal to approximately $400,000 for their first year of service on the Board. The RSUs granted upon a director’s election or appointment vest in three equal installments on the first three anniversaries of the date of grant, subject to such non-employee director’s continued service on the Board through each such anniversary date.

All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of the Board and related committees and otherwise attend to our business.

The following table presents the total compensation for each person who served as a non-employee member of the Board during 2022. Other than as set forth in the table and described more fully below, we did not pay any cash or other compensation, or grant any equity or non-equity awards to, any of the other non-employee members of the Board in 2022. Mr. Hull, our interim Chief Executive Officer and Executive Chairman of the Board, receives no additional compensation for service as a director and, consequently, is not included in this table. The compensation received by Mr. Hull as an employee of the Company is presented in “—Summary Compensation Table.” No equity awards were granted to any of our non-employee directors in the fiscal year ended December 31, 2022.

Director Compensation

Name	Fees earned or paid in cash ($)(1)	Total ($)
Anat Ashkenazi (2)	60,625	60,625
Sean Cunningham	46,875	46,875
Benjamin Daverman	54,375	54,375
Susannah Gray (2)	68,750	68,750
Robert B. Hance (2)	45,000	45,000
Jessica Hopfield, Ph.D. (2)	68,750	68,750
Gregory T. Lucier (3)	45,000	45,000
Luke Marker	45,000	45,000
Constantine Mihas	66,250	66,250
Murali K. Prahalad, Ph.D. (2)	46,875	46,875

(1)

The amounts in this column represent the fees attributable to Board and committee service for the fiscal year ended on December 31, 2022. As described above, Messrs. Cunningham, Daverman, Marker and Mihas transferred their fees to an affiliate of GTCR.

(2)

As of December 31, 2022, each of Mses. Ashkenazi and Gray, Mr. Hance, Dr. Prahalad and Dr. Hopfield held 3,950 RSUs with respect to our Class A common stock, which will vest on November 19, 2023, subject to each such director’s continued service through such vesting date.

(3)

As of December 31, 2022, Mr. Lucier held 7,200 MLSH 1 Units, 2,400 of which vested on January 8, 2023, and the remainder of which will vest in equal installments on each of January 8, 2024, and 2025, subject to Mr. Lucier’s continued service through each such vesting date.

CHIEF EXECUTIVE OFFICER PAY RATIO

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Hull, to the annual total compensation of the median employee of the Company.

For the fiscal year ended December 31, 2022:

•	The annual total compensation of the median employee was $116,271;

•	The annual total compensation of our Chief Executive Officer was $5,480,801; and

•	The estimated ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of all other employees was 47.1 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Methodology

We used December 31, 2022, the end of our most recent fiscal year, as the date to determine the median employee (the “Determination Date”). The median compensated employee was determined by utilizing a consistently applied compensation measure based on the gross pay reflected on the 2022 IRS Form W-2 for each employee of the Company (“Gross Pay”). For each employee that was hired in 2022, and therefore their Gross Pay as of December 31, 2022 did not reflect a full year’s pay, we annualized their wages and/or salary, deducting from their Gross Pay and not including in such annualized amount any income attributable to: (i) cash bonuses paid to such employee throughout the year, (ii) the purchase of shares of our Class A common stock pursuant to our ESPP, (iii) the vesting of RSUs, and (iv) the exercise of stock options, all of which are already included in Gross Pay and not indicative of annual salary or wages.

Using this approach, we identified our median employee and then calculated the annual total compensation of this employee for 2022 in accordance with the requirements of the Summary Compensation Table.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive Compensation Actually Paid (“CAP”) to our NEOs and the Company’s financial performance. The Company does not use CAP as a basis for making compensation decisions, nor does it use the performance measures defined by the SEC for the Pay versus Performance table to measure performance for incentive plan purposes. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the
Compan
y’s performance, refer to “Compensation Discussion and Analysis,” above.

Year	Summary Compensation Table Total for PEO (1)	Summary Compensation Table Total for Former PEO (1)	Compensation Actually Paid to PEO (1)(2)		Compensation Actually Paid to Former PEO (1)(2)		Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)(2)		Value of Initial Fixed $100 Investment Based On:		Net Income (in millions) (5)	Revenue (in millions) (6)
										Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)
2022	$5,480,801	14,523,493	$3,044,254	(7)	$10,261,539	(7)	$2,210,185	$1,016,657	(7)	$47.94	$96.54	$490.7	$883.0
2021	$1,780,769	N/A	$2,320,597	(8)	N/A		$1,233,692	$966,436	(8)	$140.37	$108.36	$469.3	$799.2
2020	$2,124,160	N/A	$2,054,480	(9)	N/A		$1,878,805	$1,809,125	(9)	$93.97	$109.05	$78.8	$284.1

(1)	Mr. Hull is the Company’s Principal Executive Officer (“PEO”) for 2020, 2021 and 2022. Mr. Martin is the Company’s former Principal Executive Officer (“Former PEO”) for 2022.
(2)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported herein. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the applicable NEO without restriction during the applicable year but rather are a valuation calculated under applicable SEC rules. For purposes of the CAP calculation, there was no actuarial change in pension value or pension related adjustments to report.

(3)
The names of each of the
non-PEO
NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for 2022, Messrs. Herde, and Neel, Dr. Leddy, and Ms. Dolan; (ii) for 2021, Messrs. Herde, Neel, and Oreshack, Ms. Dolan and Lisa Sellers; and (iii) for 2020, Mr. Neel and Eric Tardif.

(4)
The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.
The first day of trading of our Class A common stock was November 20, 2020. The Peer Group TSR represents TSR of the Nasdaq Biotechnology Index, which is the peer group used by the Company for purposes of Item 201(e) of Regulation
S-K.

(5)	Represents the amount of net income reflected in the Company’s audited GAAP financial statements for each applicable fiscal year.
(6)
We have selected revenue as reflected in the Company’s audited GAAP financial statements for each applicable fiscal year (“Revenue”) as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to our NEOs to company performance for 2022.

(7)
For 2022, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO
NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for 2022, computed in accordance with Item 402(v) of
Regulation S-K:

	PEO	Former PEO	Average Non-PEO NEOs
Total Compensation Reported in 2022 Summary Compensation Table	$5,480,801	$14,523,493	$2,210,185
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2022 Summary Compensation Table	($4,027,128)	($12,453,877)	($1,451,920)
Plus, Year-End Fair Value of Awards Granted in 2022 that are Outstanding and Unvested	$1,882,904	$8,191,923	$720,140
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	$(538,516)	$—	$(403,887)
Plus, Vesting Date Fair Value of Awards Granted in 2022 that Vested in 2022	$413,853	$—	$67,884
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2022 (From Prior Year-End to Vesting Date)	($167,660)	$—	($167,660)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2022	($—)	($—)	($—)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2022 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2022)	$—	$—	$—
Total Adjustments	($2,436,547)	($4,261,954)	$(1,193,527)
Compensation Actually Paid for 2022	$3,044,254	$10,261,539	$1,016,657

(8)
For 2021, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO
NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for 2021, computed in accordance with Item 402(v) of
Regulation S-K:

	PEO	Average Non-PEO NEOs
Total Compensation Reported in 2021 Summary Compensation Table	$1,780,769	$1,233,692
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2021 Summary Compensation Table	($—)	($488,298)
Plus, Year-End Fair Value of Awards Granted in 2021 that are Outstanding and Unvested	$—	$—
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	$431,288	$316,278
Plus, Vesting Date Fair Value of Awards Granted in 2021 that Vested in 2021	$—	$—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2021 (From Prior Year-End to Vesting Date)	$108,540	$79,595
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2021	($—)	($174,832)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2021 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2021)	$—	$—
Total Adjustments	$539,828	($267,257)
Compensation Actually Paid for 2021	$2,320,597	$966,436

(9)
For 2020, the ‘compensation actually paid’ to the PEO and the average ‘compensation actually paid’ to the non-PEO
NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for 2020, computed in accordance with Item 402(v) of
Regulation S-K:

	PEO	Average Non-PEO NEOs
Total Compensation Reported in 2020 Summary Compensation Table	$2,124,160	$1,878,805
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2020 Summary Compensation Table	($874,160)	($874,160)
Plus, Year-End Fair Value of Awards Granted in 2020 that are Outstanding and Unvested	$804,480	$804,480
Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	$—	$—
Plus, Vesting Date Fair Value of Awards Granted in 2020 that Vested in 2020	$—	$—
Plus, Change in Fair Value of Awards Granted in Prior Years that Vested in 2020 (From Prior Year-End to Vesting Date)	$—	$—
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2020	($—)	($—)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2020 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2020)	$—	$—
Total Adjustments	($69,680)	($69,680)
Compensation Actually Paid for 2020	$2,054,480	$1,809,125
Pay versus Performance Comparative Disclosure
As described in more detail in the section titled “Compensation Discussion and Analysis – Compensation Philosophy and Objectives,” the Company’s executive compensation program reflects the Board’s commitment to strong corporate governance and achievement of rewards based upon the creation of sustainable Company value. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year.
In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between the information presented in the table above.
The following graphs illustrate the relationship between the pay and performance figures that are included in the Pay versus Performance table. The final graph below further illustrates the relationship between Company TSR and that of the Nasdaq Biotechnology Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

Compensation Actually Paid and Company TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid and Revenue

Company TSR and Peer Group TSR

Pay versus Performance Tabular List
The following table lists the performance measures used by us to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2022. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures

Revenue

Adjusted EBITDA
******

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

In addition, under our Code of Ethics our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described below were entered into in compliance with our Related Party Transactions Policy, except for those entered into prior to the adoption of such policy, which were approved by the Board considering similar factors to those described above.

Related Party Transactions

Other than compensation arrangements for our directors and NEOs, which are described in the section entitled “Executive Compensation”, below we describe transactions since January 1, 2022, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Tax Receivable Agreement

We are party to a Tax Receivable Agreement with MLSH 1 and MLSH 2 (the “TRA”) that provide for the payment from time to time by us to MLSH 1 and MLSH 2, collectively, of 85% of the amount of the benefits, if any, that we realize or, under certain circumstances, are deemed to realize as a result of (i) certain increases in the tax basis of assets of Maravai Topco Holdings, LLC (“Topco LLC”) and its subsidiaries resulting from purchases or exchanges of Topco LLC Units (“LLC Units”), (ii) certain tax attributes of the Blocker Entities, Topco LLC and subsidiaries of Topco LLC that existed prior to this offering and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. These payment obligations are obligations of Maravai LifeSciences Holdings, Inc. and not of Topco LLC. We made payments of $35.3 million under the Tax Receivables Agreement during the fiscal year ended December 31, 2022. As of December 31, 2022, our liabilities under the TRA were $718.2 million.

Director Nomination Agreement

For more information on the Director Nomination Agreement that we are party to with GTCR, see the section of this proxy statement titled “Board of Directors and Corporate Governance—Director Nomination Agreement.” Messrs. Cunningham, Daverman, Marker and Mihas, four of our current directors, are employed as a Managing Director, Managing Director, Principal, and Co-CEO and Managing Director, respectively, of GTCR.

Registration Rights Agreement

We are a party to a registration rights agreement with MLSH 1 and MLSH 2. MLSH 1 and MLSH 2 are entitled to request that we register their shares of capital stock on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” MLSH 1 and MLSH 2 will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by MLSH 1 and MLSH 2 and their affiliates, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, certain Registrable Securities will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Topco LLC Operating Agreement

MLSH 1 is party to the Topco LLC operating agreement put in place in connection with our initial public offering. This agreement includes a provision requiring cash distributions enabling its owners to pay their taxes on income passing through from Topco LLC. During the fiscal year ended December 31, 2022, the Company made distributions of $150.2 million for tax liabilities to MLSH 1 under this agreement.

Contract Development and Manufacturing Agreement with Curia Global

GTCR and the investment funds it manages have majority or controlling ownership interests in a broad range of companies. During the fiscal year ended December 31, 2022, the Company paid approximately

$339,000 to Curia Global, a leading contract research, development and manufacturing organization for which GTCR exercises significant control, for contract manufacturing and development services. In the ordinary course of our business, we contract with CDMOs for the production of antigen via cell culture, and believe that the terms on which we procured these services were at market competitive rates.

Purchases from Cole-Parmer Instrument Co.

During the fiscal year ended December 31, 2022, the Company paid approximately $675,000 to Cole-Parmer Instrument Company (“Cole-Parmer”), a leading global manufacturer of lab instrumentation, equipment, and supplies and consumables, for products used in Maravai’s manufacturing processes. Cole-Parmer is a subsidiary of Antylia Scientific (f/k/a Cole Parmer), for which GTCR exercises significant control. In the ordinary course of our business, we contract with of lab instrumentation, equipment, and supplies and consumables, and believe that the terms on which we procured these products were at market competitive rates.

Contribution and Exchange Agreement; Forfeiture Agreement

On January 18, 2023, the Company acquired all of the outstanding membership interests in Alphazyme LLC (“Alphazyme”). On January 19, 2023, the Company entered into a Contribution Agreement with Alphazyme Holdings, Inc., a wholly owned subsidiary of the Company (“Alphazyme Holdings”), pursuant to which the Company contributed all such membership interests in Alphazyme (the “Alphazyme Membership Interest”) to Alphazyme Holdings. On January 22, 2023, Alphazyme Holdings entered into a Contribution and Exchange Agreement with Topco LLC, pursuant to which it contributed all of the Alphazyme Membership Interests to Topco LLC in exchange for 5,059,134 newly-issued LLC Units of Topco LLC at a price per unit of $13.87, which was equal to the 50-day volume-weighted average price of the Company’s Class A common stock as calculated on January 18, 2023 (the “Contribution and Exchange”). Immediately following the Contribution and Exchange, the Company entered into a Forfeiture Agreement with Alphazyme Holdings, Topco LLC and MLSH 1, a related party, pursuant to which each of the Company (together with Alphazyme Holdings) and MLSH 1 agreed to forfeit 5,059,134 and 4,871,970 LLC Units, respectively, representing 3.7% of the Company’s (together with Alphazyme Holdings) and MLSH 1’s respective LLC Units of Topco LLC, and an equal number of shares of the Company’s Class B common stock, par value $0.01 per share, were forfeited by MLSH 1, in each case for no consideration. The Company’s acquisition of Alphazyme allowed the Company to utilize excess cash that had accumulated as a result of quarterly tax distributions it has received from Topco LLC. The Contribution and Exchange Agreement enabled the Company to contribute Alphazyme to Topco LLC where the Company’s other business segments reside, to align with our business objectives in a structurally and tax efficient manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our Class A common stock and our Class B common stock as of March 21, 2023 for:

•	each person or group known to us who beneficially owns more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

Each shareholder’s percentage of beneficial ownership is based on 131,788,743 shares of our Class A common stock and 119,094,026 shares of our Class B common stock outstanding as of March 21, 2023. This number excludes 119,094,026 shares of Class A common stock issuable in exchange for LLC Units and upon conversion of shares of our Class B common stock, each as described under “Certain Relationships and Related Party Transactions—Amended and Restated Operating Agreement.” If all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted, we would have 250,882,769 shares of Class A common stock outstanding as of March 21, 2023.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 21, 2023, and/or shares underlying RSUs that are scheduled to vest within 60 days of March 21, 2023, are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of our common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Maravai LifeSciences Holdings, Inc., 10770 Wateridge Circle Suite 200, San Diego, California, 92121. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
	Class A Common Stock (1)		Class B Common Stock (1)
Name of Beneficial Owner	Shares	%	Shares	%	Voting%
GTCR(2)	21,681,033	16.45%	119,094,026	100%	56.11%
Massachusetts Financial Services Company(3)	13,047,960	9.90%	—	—	5.20%
Vanguard Group Inc.(4)	10,389,979	7.88%	—	—	4.14%
Named Executive Officers and Directors
Carl Hull (5)	148,485	*	—	—	*
Kevin Herde (6)	60,454	*	—	—	*
Brian Neel (7)	52,484	*	—	—	*
Christine Dolan (8)	57,423	*	—	—	*
William E. Martin, III	—	*	—	—	*
Peter Leddy, Ph.D. (9)	5,958	*	—	—	*
Anat Ashkenazi	12,623	*	—	—	*
Sean Cunningham	4,721	—	—	—	—
Benjamin Daverman	4,721	—	—	—	—
Susannah Gray	32,623	*	—	—	*
Robert B. Hance	22,623	*	—	—	*
Jessica Hopfield, Ph.D.	62,623	*	—	—	*
Gregory T. Lucier	27,623	*	—	—	*
Luke Marker	4,721	—	—	—	—
Constantine Mihas	4,721	—	—	—	—
Murali K. Prahalad, Ph.D.	17,323	*	—	—	*
All executive officers and directors as a group (17 individuals) (10)	557,171	*	—	—	*

(1)

Each share of our Class A common stock and our Class B common stock entitles the registered holder thereof to one vote on all matters presented to shareholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock vote as a single class on all matters except as required by law or our Certificate.

(2)

Represents 21,681,033 shares of Class A common stock held directly by MLSH 2 and 119,094,026 shares of Class B common stock held directly by MLSH 1. MLSH 1 and MLSH 2 are each managed by a board of managers. GTCR Fund XI/C LP controls the board of managers of MLSH 2. GTCR Fund XI/B LP and GTCR Co-Invest XI LP control the board of managers of MLSH 1. This number excludes 119,094,026 shares of Class A common stock issuable in exchange for LLC Units held by MLSH 1. GTCR Partners XI/A&C LP is the general partner of GTCR Fund XI/C LP. GTCR Partners XI/B LP is the general partner of GTCR Fund XI/B LP. GTCR Investment XI LLC is the general partner of each of GTCR Co-Invest XI LP, GTCR Partners XI/A&C LP and GTCR Partners XI/B LP. GTCR Investment XI LLC is managed by a board of managers (the “GTCR Board of Managers”) consisting of Mark M. Anderson, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the Class A common stock or Class B common stock. Each of GTCR Partners XI/A&C LP, GTCR Investment XI LLC and the GTCR Board of Managers may be deemed to share beneficial ownership of the shares held of record by MLSH 2, each of GTCR Partners XI/B LP, GTCR Investment XI LLC and the GTCR Board of Managers may be deemed to share beneficial ownership of the shares held of record by MLSH 1 and each of the individual members of the GTCR Board of Managers disclaims beneficial ownership of the shares held of record by MLSH 1 and MLSH 2 except to the extent of his pecuniary interest therein. The address for each of MLSH 1, MLSH 2, GTCR Fund XI/C LP, GTCR Fund XI/B LP, GTCR Co-Invest XI LP, GTCR Partners XI/A&C LP, GTCR Partners XI/B LP and GTCR Investment XI LLC is 300 North LaSalle Street, Suite 5600, Chicago, IL, 60654.

(3)

Based upon information reported by way of a Schedule 13G filed by Massachusetts Financial Services Company (“MFS”) with the SEC on February 8, 2023. Represents 13,047,960 shares of Class A common stock held directly by MFS. MFS has sole voting power with respect to 12,317,741 shares of Class A common stock and sole dispositive power over 13,047,960 shares of Class A common stock listed in the table above. The address for MFS is 111 Huntington Avenue, Boston, MA 02199.

(4)

Based upon information reported by way of a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. Represents 10,389,979 shares of Class A common stock beneficially owned by the following subsidiaries of The Vanguard Group: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited. The Vanguard Group has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 0, 47,778, 10,236,648 and 153,331 shares of Class A common stock, respectively, listed in the table above. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Includes 96,004 shares issuable on exercise of options currently exercisable or exercisable within 60 days.
(6)	Includes 54,771 shares issuable on exercise of options currently exercisable or exercisable within 60 days.
(7)	Includes 47,344 shares issuable on exercise of options currently exercisable or exercisable within 60 days.
(8)	Includes 51,927 shares issuable on exercise of options currently exercisable or exercisable within 60 days.
(9)	Includes 5,958 shares issuable on exercise of options exercisable within 60 days.
(10)	Includes 50,668 shares held in the aggregate by executive officers other than the NEOs, 38,031 of which shares are issuable on exercise of options currently exercisable or exercisable within 60 days.

PROPOSAL 2 –RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the fiscal year ended December 31, 2022, are described below and under “Audit Committee Report.”

Fees and Services

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2022 and 2021 by Ernst & Young LLP, our independent registered public accounting firm:

	2022	2021
Audit Fees(1)	$3,944,200	$4,412,981
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	$4,465	3,590

Total	$3,948,665	$4,416,571

(1)

In 2022, Audit Fees consisted of fees and expenses covering the audit of our consolidated financial statements, review of the interim condensed consolidated financial statements and accounting and financial reporting consultations. In 2021, Audit Fees consisted of fees and expenses covering the integrated audit of our consolidated financial statements and of our internal control over financial reporting, review of the interim condensed consolidated financial statements, accounting and financial reporting consultations, the issuance of consents in connection with registration statement filings with the SEC and comfort letters in connection with the Secondary Offerings.

(2)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

All of the services described above were pre-approved by our Audit Committee. The Audit Committee concluded that the provision of these services by Ernst & Young LLP would not affect their independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Vote Required; Recommendation of the Board of Directors

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If Maravai’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent registered accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in Maravai’s best interests to do so.

The Audit Committee and the Board recommend that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors (as defined by the Nasdaq listing standards) and met eight times in 2022. Our Audit Committee operates under a written charter, which is posted on our website at investors.maravai.com. The Audit Committee’s oversight responsibilities include monitoring the integrity of our consolidated financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of the independent registered public accounting firm) and our compliance with legal and regulatory requirements. Management has the primary responsibility for the consolidated financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee hereby reports as follows:

•

The Audit Committee has reviewed and discussed the audited consolidated financial statements and internal control over financial reporting for the fiscal year ended December 31, 2022, with our management;

•

The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our consolidated financial statements with generally accepted accounting principles in the United States and as to the effectiveness of our internal control over financial reporting, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the applicable requirements of Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from the Company and management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted by:

Susannah Gray, Chair

Anat Ashkenazi

Jessica Hopfield, Ph.D.

PROPOSAL 3 – ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) requires that we provide shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers. At our 2022 annual meeting of shareholders, a majority of our shareholders voted, consistent with the recommendation of the Board, to hold an annual say-on-pay vote. This annual vote will continue unless our shareholders vote, at our 2028 annual meeting of shareholders, to approve a different say-on-pay vote frequency, as required pursuant to Section 14A of the Exchange Act. The Board believes that an annual say-on-pay vote allows our shareholders to provide us with more frequent and direct input on our compensation philosophy, policies and practices.

At the Annual Meeting, the Board is asking shareholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement by voting “for” the following resolution. In considering this proposal, we urge shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. As described in detail in the Compensation Discussion and Analysis, the majority of our executives’ total compensation is at-risk, tied to achieving annual and long-term goals that achieve our strategic objectives, promote longer-term performance and long-term shareholder value creation, and support the Company’s leadership retention strategy. The design of our long-term incentives coupled with robust stock ownership guidelines seek to ensure that our executives’ interests are aligned with those of long-term shareholders.

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for its 2023 annual meeting of shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section and the accompanying compensation tables and related narrative disclosure.”

Although this vote is non-binding, the Board and the Compensation and Leadership Development Committee will review and evaluate the voting result when considering future executive compensation decisions.

The Board recommends that you vote “FOR” approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in this proxy statement.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information provided on or accessible through these websites is not part of, nor is it incorporated by reference into, this proxy statement.

AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS

Copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on 8-K, and all amendments to those reports, filed with the SEC, and our Code of Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation and Leadership Development Committee, and Nominating, Governance and Risk Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained, free of charge, through our website, investors.maravai.com, or may be requested in print, at no cost, by email at ir@maravai.com or by mail at Maravai LifeSciences Holdings, Inc., 10770 Wateridge Circle Suite 200, San Diego, California 92121, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investors.maravai.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through these websites is not part of this proxy statement.

COST OF PROXY SOLICITATION

Maravai is paying the expenses of this solicitation. Maravai will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of our common stock held as of the Record Date by such persons, and Maravai will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Maravai may solicit proxies in person or by telephone, facsimile, email or other similar means.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/MRVI Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-437-3716 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Maravai LifeSciences Holdings, Inc. Annual Meeting of Shareholders For Shareholders of record as of March 21, 2023 TIME: Thursday, May 18, 2023 2:30 PM, Pacific Time PLACE: Annual Meeting to be held live via the Internet please visit www.proxydocs.com/MRVI for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Carl Hull and Constantine Mihas (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Maravai LifeSciences Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed and according to the specifications indicated herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Maravai LifeSciences Holdings, Inc. Annual Meeting of Shareholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH DIRECTOR IN PROPOSAL 1 FOR PROPOSAL 2 FOR PROPOSAL 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect three nominees to serve as Class III directors, as recommended by the Nominating, Governance and Risk Committee of the Board: FOR WITHHOLD 1.01 Anat Ashkenazi FOR P2 P2 1.02 Gregory T. Lucier FOR P3 P3 1.03 Luke Marker FOR P4 P4 FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as Maravai’s independent registered public FOR accounting firm for the year ending December 31, 2023. P5 P5 P5 3. To approve, on a non-binding advisory basis, the compensation of Maravai’s named executive FOR officers. P6 P6 P6 4. To transact other business as may properly come before the meeting or any postponement or adjournment of the meeting. You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/MRVI. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date